Exhibit 10.3
Portions of this exhibit marked “[***Redacted***]” have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
These Terms and Conditions shall govern the agreement (“Agreement”) between DigitalGlobe Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“DigitalGlobe”), located at 1601 Dry Creek Drive, Longmont, Colorado 80503 and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7-Higashi-Shinagawa, Shinagawa-Ku, Tokyo, 140-0002, Japan (“Partner”).
          WHEREAS, DigitalGlobe is a global supplier of high quality satellite earth imagery and derivative products; and
          WHEREAS, to facilitate global imaging, processing and product distribution, DigitalGlobe from time-to-time appoints distribution partners, grants them specified product imaging, data collection, generation and distribution rights, and works cooperatively with them to develop the global market for DigitalGlobe products; and
          WHEREAS, Partner desires to be appointed as a distribution partner of DigitalGlobe, and DigitalGlobe desires to appoint Partner as a distribution partner in accordance with the terms and conditions set forth in this Agreement; and
          WHEREAS, Partner desires DigitalGlobe’s support to prepare a proposal to [***Redacted***], for purposes of [***Redacted***] selecting DigitalGlobe as provider of [***Redacted***]’s next-generation remote sensing solution; and
          NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A.

2.	Appointment of Partner.
2.1.	Distribution Partner. DigitalGlobe hereby appoints Partner as a distribution partner with the distribution rights set forth herein, and Partner accepts such appointment.

2.2.	Limitation of Rights. The appointment of Partner, and Partner’s rights hereunder are subject to the rights granted to DigitalGlobe by the U.S. Government, and to the obligations and limitations contained in and contemplated by the License.
3.	WorldView 2/1 Access and Tasking Rights. Upon the effective date of this Agreement and subject to Partner’s payment of the Access Fee, DigitalGlobe grants Partner the following rights:
3.1.	Rights for [***Redacted***] Benefit.
3.1.1.	Access Rights. DigitalGlobe shall grant Partner the exclusive right to [***Redacted***], for the time periods specified below: (i) to acquire image data and directly down-link data from the WorldView 2 Satellite to the Ground Station(s), (ii) to task the WorldView 2 Satellite’s Sensor for purposes of
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DigitalGlobe Proprietary and Confidential

acquiring imagery data (the rights set forth in the preceding clauses (i) and (ii) collectively referred to herein as “DDL Access”), (iii) to uplink tasking requests from the Ground Stations to the WorldView 2 Satellite, (iv) to receive WorldView 2 Data from the WorldView 2 Satellite via DigitalGlobe, using electronic communications (referred to herein as “VGT Access”), and (v) to process WorldView 2 Data to create WorldView 2 Products (such rights set forth in the preceding clauses (i) through (v), inclusive, collectively referred to herein as “Access Rights”, as applicable).
3.1.1.1.	Prior to (and only until) the WorldView 2 Satellite reaching its full operational capacity, DigitalGlobe shall grant Partner the exclusive right to entitle [***Redacted***] to appropriate Access Rights (to the extent applicable) to the WorldView 1 Satellite and the QuickBird Satellite, to the extent such satellites are fully operational.
3.1.1.2.	Prior to [***Redacted***]’s direct uplink infrastructure being available, DigitalGlobe shall provide Partner the exclusive right to entitle [***Redacted***] to VGT Access or DDL Access to the WorldView 2 Satellite, or under the conditions of Section 3.1.1.1, appropriate Access Rights (to the extent applicable) to the WorldView 1 Satellite and the QuickBird Satellite. Prior to [***Redacted***]’s direct uplink and DDL Access infrastructure being available, DigitalGlobe shall provide Partner the exclusive right to entitle [***Redacted***] to VGT Access to the WorldView 2 Satellite, or under the conditions of Section 3.1.1.1, VGT Access to the WorldView 1 Satellite or the QuickBird Satellite.
3.1.2.	Basic Access Time. In consideration of Partner’s Agreement to pay the [***Redacted***] annual Access Fee described herein, DigitalGlobe shall make available to Partner [***Redacted***] per month of Access Time on its WorldView 2 Satellite to allow [***Redacted***] to task, collect and downlink imagery within the ROI, provided that [***Redacted***] of such [***Redacted***] per month shall be available for [***Redacted***] to task imagery outside the ROI (“Access Time”).

3.1.3.	Exchange/Rollover of Access Time.
3.1.3.1.	Purchases from Image Library. Partner may elect to exchange [***Redacted***] of the Access Time during each month of any calendar quarter (not including any Access Time rolled over pursuant to Section 3.1.3.2., or any Additional Minutes purchased pursuant to Section 3.1.4.) for the purchase of products from DigitalGlobe’s image library, based upon a conversion rate of [***Redacted***] of library imagery for each minute of Access Time converted. All purchases pursuant to this paragraph must be made no later than [***Redacted***] following the end of the calendar quarter containing the month(s) from which Access Time is to be used.
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3.1.3.2.	Rollover of Unused Access Time. Partner may elect to defer the use of a maximum of [***Redacted***] of the Access Time from any month for use in the next month, provided that if any portion of such Access Time is not used for new data collections during such next month, such unused portion of Access Time will expire, with no credit to Partner. For the sake of clarity, the Parties agree that no more than a cumulative maximum of [***Redacted***] of Access Time may be deferred from any month.
3.1.4.	Additional Minutes. Partner may request to increase the minutes (“Additional Minutes”) for Access Rights within and outside the ROI, which increase DigitalGlobe may grant in its sole discretion. Notwithstanding the foregoing, Partner may propose more minutes for a higher Access Fee prior to execution of a contract with [***Redacted***] for the WV 2 Satellite in 2007, to which DigitalGlobe may agree in its sole discretion.

3.1.5.	DDL Procedures. DigitalGlobe shall provide Partner with a WorldView Direct Access Program Specification (the “Access Specification”), which will describe how available time will be allotted to Partner in designated “windows” and will implement the tasking procedures, in each case an initial description of which is set forth in Exhibit C. The Access Specification shall provide antenna pointing information to permit each Ground Station to communicate with the WorldView 2 Satellite. Partner acknowledges that there may be conflicts with regard to priorities allocation (which are based on the ROI). The Access Specification shall contain a procedure for the resolution of conflicts, an initial description of which is set forth in Exhibit C.

3.1.6.	Duration. Partner’s right to exercise the Access Rights will commence on the Access Start Date, and will continue until such time as this Agreement is terminated, expires, or is otherwise suspended in accordance with the terms hereof.

3.1.7.	Ownership of Data. Except as set forth herein, all WorldView Data directly tasked by, or on behalf of, [***Redacted***] from the WorldView 2 Satellite or WorldView 1 Satellite and delivered via VGT Access or DDL Access, as part of the Access Time pursuant to this Agreement (“[***Redacted***] Data”) shall be the sole property of [***Redacted***]; provided, however, that such data shall in all cases be subject to DigitalGlobe’s obligation pursuant to the License, among other things with regard to provision of data to sensed states and to the NSLRSDA. [***Redacted***] shall be entitled to share the WorldView Data obtained pursuant to this Section 3 with the government agencies set forth in Exhibit D only. For clarification purposes, [***Redacted***] shall not be entitled to sell or otherwise commercially exploit the WorldView Data owned by it pursuant to this Section 3 and Partner shall obtain a written acknowledgement to that effect from [***Redacted***].

3.1.8.	Limitations on Access Rights. Partner’s Access Rights do not include rights to control the WorldView 2 Satellite. Operational control of the WorldView 2
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Satellite shall be maintained at all times by DigitalGlobe. Partner’s DDL Access rights are also subject to the rights of the U.S. Government to restrict or suspend VGT or DDL operations in accordance with the License and applicable law. DigitalGlobe expressly reserves the right to use available imaging capacity not granted to Partner under this Section 3 to image the ROI, in which case DigitalGlobe has the right to process and market such data. Notwithstanding anything else in this Agreement to the contrary, DigitalGlobe hereby retains exclusive worldwide tasking, imaging, collection, and production rights.
3.2.	Non-[***Redacted***] Priority Access.
3.2.1.	Non-[***Redacted***] Priority Access. To allow Partner to support high-priority collection requirements for non-[***Redacted***] listed in Exhibit D, DigitalGlobe shall provide the equivalent of up to [***Redacted***] Scenes per month of the capacity of the WorldView 2 Satellite that can be tasked at the highest commercial priority. This allocation of capacity is to be used in support of non-[***Redacted***] only. Unused capacity will not roll over into subsequent months. Notwithstanding the foregoing, in the event Partner requires additional priority collection to support such non-[***Redacted***], DigitalGlobe will make such high-priority collection capacity available on an “as-available” basis.

3.2.2.	Ownership of Data. All WorldView Products collected and delivered by DigitalGlobe pursuant to this Section 3.2 shall be the sole property of DigitalGlobe. Partner agrees to take all necessary actions to protect DigitalGlobe’s ownership rights in WorldView Products.

3.2.3.	License Terms; Royalties. All sales of WorldView Products pursuant to this Section 3.2 shall be subject to the royalties and payment terms set forth in Exhibit E.
4.	WorldView 2, WorldView 1 and QuickBird Distribution Rights.
4.1.	Tasking By Square Kilometers. Partner shall have the right to request that DigitalGlobe collect imagery with the WorldView 2 Satellite, WorldView 1 Satellite and QuickBird Satellite and deliver WorldView Products and QuickBird Products in accordance with the terms set forth in Exhibit E.

4.2.	Tasking Procedures. DigitalGlobe will use reasonable efforts to plan and collect Partner’s tasking requests in accordance with DigitalGlobe’s tasking in effect from time to time.

4.3.	Data Ownership. Except as set forth herein, all WorldView Products and QuickBird Products collected and delivered by DigitalGlobe pursuant to this Section 4 shall be the sole property of DigitalGlobe. Partner agrees to take all necessary actions to protect DigitalGlobe’s ownership rights in the WorldView Products and the QuickBird Products.

4.4.	License Grant. Subject to the terms and conditions of this Agreement, DigitalGlobe hereby grants to Partner and Partner accepts, the right to market, use, modify, copy and
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distribute the WorldView Products and QuickBird Products for the Market and Territories and on the other terms of the license as defined in Exhibit E.

4.5.	Royalties. All sales of WorldView Products and QuickBird Products shall be subject to the royalties and payment terms set forth in Exhibit E.

4.6.	Cooperation with other DigitalGlobe Partners. Partner agrees to comply with the terms and conditions of mutually agreed policies for cooperation with other DigitalGlobe distribution partners, subject to the terms of Exhibit E.
5.	Minimum Fees.
5.1.	Partner shall pay DigitalGlobe Minimum Fees, comprised of Access Fees and Minimum Distribution Fees (as defined in Exhibit G) for the Access Rights and QuickBird and WorldView Products as follows:
5.1.1.	If [***Redacted***], then Partner shall pay Minimum Fees to DigitalGlobe as follows (in the aggregate [***Redacted***], subject to the adjustments set forth below):
5.1.1.1.	[***Redacted***] per year in the aggregate (to be allocated as set forth in Exhibit G) for each of the five years during the period of April 1, 2008 to March 31, 2013, payable as set forth in Exhibit H.

5.1.1.2.	[***Redacted***] for the one year period from April 1, 2006 to March 31, 2007, payable as set forth in Exhibit H.

5.1.1.3.	[***Redacted***] for the one year period from April 1, 2007 to March 31, 2008, payable as set forth in Exhibit H; provided, however, that if [***Redacted***] is available to Partner for any calendar month in such period, DigitalGlobe shall refund [***Redacted***] to Partner for each calendar month of such non-availability.
5.1.2.	If [***Redacted***], then Partner shall pay Minimum Fees to DigitalGlobe as follows (in the aggregate [***Redacted***], subject to the adjustments set forth below):
5.1.2.1.	[***Redacted***] per year in the aggregate (to be allocated as set forth in Exhibit G) for each of the five years during the period of April 1, 2008 to March 31, 2013, payable as set forth in Exhibit H.

5.1.2.2.	[***Redacted***] for the one year period from April 1, 2006 to March 31, 2007, payable as set forth in Exhibit H; provided, however, that if [***Redacted***] is available to Partner for any calendar month in such period, DigitalGlobe shall refund [***Redacted***] to Partner for each calendar month of such non-availability.
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5.1.2.3.	[***Redacted***] for the one year period from April 1, 2007 to March 31, 2008, payable as set forth in Exhibit H; provided, however, that if [***Redacted***] is available to Partner for any calendar month in such period, DigitalGlobe shall refund [***Redacted***] to Partner for each calendar month of such non-availability.
5.1.3.	If DigitalGlobe agrees at any time to provide Additional Minutes requested by Partner in accordance with Section 3.1.4, then Partner shall pay DigitalGlobe an additional fee of [***Redacted***] per minute for Additional Minutes within the ROI and [***Redacted***] per minute for Additional Minutes outside the ROI.

5.1.4.	Partner commits to purchase at least [***Redacted***] of QuickBird Products in calendar year 2005 subject to the terms hereof.

5.1.5.	In consideration of DigitalGlobe providing services in support of the Partner’s [***Redacted***] proposal and for granting the distribution rights to Partner hereunder, upon execution of this Agreement, Partner shall pay a one-time non-refundable agent fee of $5,000,000 for services rendered to Partner in support of Partner’s proposal to [***Redacted***] (the “Agent Fee”) and $5,000,000 (the “Distribution Rights Fee”) for granting the distribution rights to Partner hereunder, by wire transfer of immediately available funds. In the event of (i) a Launch Failure of the WorldView 2 Satellite, or (ii) Partner having not received no later than 30 May 2005 a written commitment from [***Redacted***] satisfactory to DigitalGlobe selecting the WorldView satellite as its next generation solution, then the Distribution Rights Fee shall be payable by DigitalGlobe to Partner as liquidated damages, and not as a refund or penalty. The Agent Fee shall not be refundable under any circumstances.

5.1.6.	If the Access Start Date is delayed beyond April 2008, Partner and DigitalGlobe shall negotiate in good faith to lower the payments that are scheduled to become due and payable to DigitalGlobe prior to full operational capacity of the World View 2 Satellite.

5.1.7.	If [***Redacted***] increases the deal size in 2006, the parties shall negotiate in good faith to provide for commensurate compensation.

5.1.8.	The provisions of Sections 3 through 5 may be extended by mutual agreement of Partner and DigitalGlobe for another [***Redacted***] per year for subsequent years.
5.2.	Refund of Access Fee. A portion of the Access Fee may be refunded upon the occurrence of and in accordance with the following:
5.2.1.	Failure to Receive Access Time. If during any quarter, the number of minutes of Access Time per month described in Section 3.1.2 is not provided to Partner because of the fault of DigitalGlobe or an event of force majeure affecting DigitalGlobe (a “Shortfall”), Partner will receive, at DigitalGlobe’s election,
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upon consultation with [***Redacted***] (through Partner), either (A) a proportionate refund of the applicable Access Fee; or (B) an appropriate amount of additional Access Time, but in no event exceeding the Access Time lost by virtue of the Shortfall; provided that, in the event of the election of clause (B), such additional Access Time shall be utilized within a one year period from the month in which the Shortfall occurred as agreed upon by the parties, Notwithstanding anything else in this Agreement to the contrary, the foregoing shall constitute Partner’s sole and exclusive remedy for the failure of DigitalGlobe to provide the Access Time.
5.2.2.	U.S. Government Suspension Adjustment. If a U.S. Government Entity suspends Satellite imaging operations of Partner in the entire ROI (“U.S. Government Suspension”) and such suspension is not a Permanent Suspension or a Limited Area Suspension, as defined below, and Partner demonstrates satisfactory to DigitalGlobe that such suspension has produced a material, unanticipated negative impact upon Partner’s business operations, Partner will receive, as its exclusive remedy, a “Suspension Adjustment” consisting of either: (A) a proportionate refund of the Access Fee (and unused prepaid Distribution Fee to the extent Partner’s commercial distribution rights are materially adversely affected) relating to the relevant period; or (B) an appropriate amount of additional Access Time, either during subsequent months or by way of extension of the term hereof. The foregoing election of either A or B shall be made by DigitalGlobe, following consultation with [***Redacted***] (through Partner). The Suspension Adjustment will not apply if Partner receives revenues to compensate for the lost Access Fee and unused prepaid Distribution Fees (as applicable) resulting from purchases of archived WorldView Products during the suspension period. Partner will include in its own customer contracts, licenses, purchase orders and similar documents provisions protecting both Partner and DigitalGlobe from claims arising out of a U.S. Government Suspension.

Partner acknowledges that the U.S. Government may impose a “Permanent Suspension”, defined to be a complete blackout of imaging and distribution in the entire ROI for not fewer than 180 consecutive days’ duration, without a stated terminal date. In the event such Permanent Suspension is imposed, Partner will be entitled to a Suspension Adjustment, as provided above, for a period equal to the term of such Permanent Suspension, but in no case exceeding 180 days. If the Permanent Suspension extends for more than 180 consecutive days, Partner may, as its sole and exclusive remedy for a Permanent Suspension, terminate this Agreement in accordance with Section 19, and DigitalGlobe shall negotiate in good faith an appropriate refund of the Access Fees and Distribution Fees (to the extent Partner’s commercial distribution rights are materially adversely affected) paid by Partner hereunder, but not used or otherwise credited.

In addition, Partner acknowledges that the U.S. Government may, from time to time, impose imaging and/or distribution restrictions covering limited areas of the ROI (i.e. less than the entire ROI) (“Limited Area Restriction”). Partner shall not be entitled to a Suspension Adjustment for such Limited Area Restriction, and such restriction shall not be considered a default by
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DigitalGlobe or an event of force majeure entitling Partner to terminate or suspend this Agreement. Partner expressly assumes the risk of a Limited Area Restriction.
5.3.	Taxes. It is the intention of the parties that DigitalGlobe shall not be responsible or liable for the payment of any taxes, other than U.S. income taxes, with respect to any actions of or payments by DigitalGlobe pursuant to this Agreement. All of Partner’s payments under this Agreement will be made free and clear of any applicable withholding, income or any other taxes or charges whatsoever. To the extent Partner is required to withhold taxes or other charges from such payment, the amount of such payment will be increased so that the net amount paid equals the amount that would otherwise be payable had such taxes or charges not been required to be withheld. Partner will provide to DigitalGlobe copies of such documentation as is necessary to establish the amount of taxes or other charges withheld in connection with such payment and the corresponding adjustment made by Partner. In the event that any jurisdiction (including, without limitation, any jurisdiction in Japan) imposes or seeks to impose any taxes, other than U.S. income taxes, on DigitalGlobe as a result of or in connection with DigitalGlobe’s performance of this Agreement or its receipt of any payment hereunder, Partner shall indemnify and hold harmless DigitalGlobe, on an after-tax basis, for the full amount of (i) any such additional taxes required to be paid by DigitalGlobe, (ii) any penalties, interests or additions to any such tax, (iii) any expenses incurred by DigitalGlobe in connection with contesting the imposition of such additional taxes, and (iv) any other costs or expenses incurred by DigitalGlobe in connection therewith.
6.	Delivery of Data. Notwithstanding anything else in this Agreement to the contrary, Partner will make available to DigitalGlobe all data (including WorldView Data) obtained by Partner pursuant to the terms of this Agreement, as requested by or for the NSLRSDA or other U.S. Governmental agencies, on reasonable cost and delivery terms as agreed by DigitalGlobe and the NSLRSDA or U.S. Government agency, as applicable. In addition, DigitalGlobe shall maintain such data in its commercial imagery library. DigitalGlobe and the NSLRSDA may make these data available immediately to the public. Partner may, with DigitalGlobe’s consent, purchase secret archive services to keep selected imagery out of DigitalGlobe’s image library, subject to the DigitalGlobe policy, and terms and conditions, in effect from time to time.

7.	Use and Protection of Trademarks and Logos. Upon the request of Partner, DigitalGlobe will in good faith negotiate with Partner a non-exclusive license to use certain DigitalGlobe trademarks, tradenames, service marks and logos to be identified by DigitalGlobe, as well as any DigitalGlobe-approved translations or adaptations of the foregoing proposed by Partner (collectively, the “Marks”).

8.	Space Equipment. The QuickBird Satellite, WorldView 1 Satellite, the WorldView 2 Satellite, the corresponding Sensors and the related communications equipment affixed to the Satellite (collectively, the “Space Equipment”) shall have operating characteristics substantially as described in Exhibit F. The Space Equipment shall be owned, controlled and maintained at all times by DigitalGlobe. Partner shall have no rights in or to the Space Equipment. DigitalGlobe reserves the right to make changes to the Space Equipment at any time at its discretion. Any changes to the Space Equipment which have a material adverse affect on Partner’s rights or operational capabilities hereunder shall be discussed by the parties, and any mutually agreeable modifications to this Agreement shall be made, as necessary. Partner acknowledges that
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DigitalGlobe is the sole owner of the Space Equipment, DigitalGlobe’s ground facilities and other related assets. Except as expressly set forth herein, IN NO EVENT SHALL THIS AGREEMENT BE INTERPRETED TO CONVEY OWNERSHIP, OPERATING OR OTHER RIGHTS IN THE SPACE EQUIPMENT, DIGITALGLOBE’S GROUND FACILITIES AND ANY OTHER DIGITALGLOBE ASSETS TO PARTNER.
9.	Ground Station; Ground Station Equipment and Software.
9.1.	Partner agrees to acquire, operate and be responsible for, at its sole expense, all the ground station equipment (“Ground Station Equipment”) and Software necessary to exercise the rights granted to it in Sections 3 and 4 hereof. Partner further agrees to establish and operate any and all communications links (including by not limited to Internet links) between Partner and DigitalGlobe as may be necessary to fulfill the operational and management requirements applicable to the Ground Stations, and shall obtain and maintain during the term hereof all licenses and other approvals of all governmental entities and authorities with jurisdiction over the Ground Stations, as may be necessary to construct, operate and maintain the Ground Stations and the Ground Station Equipment and Software. Partner’s failure to adequately maintain and operate any Ground Station or the Ground Station Equipment and Software shall not excuse or relieve Partner of any payment obligations under this Agreement.

9.2.	DigitalGlobe agrees that during the term of this Agreement, except as contemplated by the terms of this Agreement, DigitalGlobe shall not materially support any third party’s efforts to acquire a ground station for purposes of providing WorldView Data to the [***Redacted***].

9.3.	Partner’s Ground Station Obligations.
9.3.1.	Only Use Equipment and Software. In recognition of the importance of maintaining the technical integrity of the Space Equipment and all related equipment and a consistently high level of quality and uniformity for DigitalGlobe products, Partner will use only Ground Station Equipment and Software approved by DigitalGlobe to task the WorldView 1 and WorldView 2 Satellites, and receive WorldView Data. DigitalGlobe shall not refuse or delay the approval stated in this section more than 30 days after obtaining knowledge of any incompatibility or other nonconformity of technical performance to DigitalGlobe’s criteria, unless DigitalGlobe notifies Partner of the incompatibility or other nonconformity of technical performance to the DigitalGlobe’s criteria.

9.3.2.	Non-Interference. Partner will not interfere with the exercise of imaging rights by other distribution partners or resellers of DigitalGlobe or DigitalGlobe, nor with the control of any satellite by DigitalGlobe. In the event of such interference, regardless of whether or not it is intentional or negligent, DigitalGlobe may, in its sole discretion, suspend Partner’s Access Rights pending Partner’s correction of the interference problem and payment in full to DigitalGlobe and/or such distribution partner of an amount equal to all damages (direct or indirect) either or both of them incur because of Partner’s interference. No such suspension will entitle Partner to any refund or reduction of its fees
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hereunder. If the interference continues for 24 hours after notice from DigitalGlobe, DigitalGlobe may, at its option, immediately terminate this Agreement for default pursuant to Section 19, but without having to comply with the notice and cure provisions of that Section.
10.	Product Quality; Technical Failure; System Failure.
10.1.	General. Partner will comply with all quality assurance standards and procedures set forth in this Agreement. Partner will provide to DigitalGlobe a written report, on a semi-annual basis, describing any and all customer complaints, and the identity of the customer making such complaint, regarding the quality of any WorldView Products or the level of service provided by Partner.

10.2.	Compliance Reviews. In order to determine whether Partner is maintaining the prescribed quality standards and quality control procedures, Partner will, upon request, provide to DigitalGlobe, (i) copies, photographs or representative samples of Partner’s advertising copy, promotional materials or other materials relating to WorldView Products; (ii) samples of WorldView Products; and (iii) access during normal business hours to Partner’s facilities.

10.3.	Technical Failure.
10.3.1.	Claims by Partner. If, after the Access Start Date, Partner reasonably believes that the WorldView Data does not substantially qualitatively and quantitatively conform to the WorldView Data definition, other than for reasons of force majeure as described in Section 19, then Partner will provide DigitalGlobe with written notice describing the nonconformity. If DigitalGlobe agrees there is a nonconformity and that the nonconformity is directly caused by the Space Equipment and is not related to Partner’s operation or maintenance of the Ground Station or other related equipment, the parties will confer and attempt in good faith to achieve a fair and amicable resolution to Partner’s complaint. Notwithstanding the foregoing, if DigitalGlobe corrects the non-conformity within five days after notice from Partner, there will be no refund of the Access Fee. If the results of the parties’ discussions are not successful in resolving the dispute within 30 days following Partner’s notice of the nonconformity, then either party may initiate arbitration proceedings pursuant to Section 21.

10.3.2.	Claims by [***Redacted***]. If, after the Access Start Date, [***Redacted***] reasonably believes that the WorldView Data does not substantially qualitatively and quantitatively conform to the WorldView Data definition, other than for reasons of force majeure as described in Section 19, then Partner shall (i) provide DigitalGlobe with such notice and access to [***Redacted***] facilities necessary to enable DigitalGlobe to determine whether there is a nonconformity and whether the nonconformity is directly caused by the Space Equipment and is not related to Partner’s operation or maintenance of the Ground Station or other related equipment, and (ii) release DigitalGlobe and its Related Parties, and indemnify and hold harmless DigitalGlobe and its Related Parties with respect to all costs, liabilities, damages, penalties, fines and other expenses (including reasonable attorneys fees and costs
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of investigation) incurred or suffered by any of them and arising out of or related to any such claim by [***Redacted***]. Further, if DigitalGlobe agrees there is a nonconformity and that the nonconformity is directly caused by the Space Equipment and is not related to Partner’s and/or [***Redacted***]’s operation or maintenance of the Ground Station or other related equipment, the parties will confer and attempt in good faith to achieve a fair and amicable resolution to [***Redacted***]’s complaint. If the results of the parties’ discussions are not successful in resolving the dispute within 30 days following Partner’s and/or [***Redacted***]’s notice of the nonconformity, then either party may initiate arbitration proceedings pursuant to Section 21.
10.3.3.	VGT Support. In the event of a failure in the WorldView 2 system Ground Station Equipment and Software which prevents the [***Redacted***] from DDL, DigitalGlobe shall use its reasonable efforts to ensure the availability of VGT solution services to substitute the mission critical portions of the Ground Station Equipment and Software. The parties shall negotiate in good faith a ground system supply and maintenance agreement pertaining to mission critical portions of the ground system and their maintenance.
10.4.	System Failure. If, after the Access Start Date, Partner is unable to exercise its DDL Access Rights due to the complete failure of all Space Equipment for which DigitalGlobe is solely responsible (“System Failure”), then Partner’s obligations to pay quarterly Access Fees hereunder shall be suspended until the System Failure is corrected, provided that upon the correction of such System Failure, Partner shall immediately resume its obligation to pay quarterly Access Fees, including any pro rata Access Fees for the remaining portion of the quarter in which the correction occurred. DigitalGlobe shall have 180 days from the date of the System Failure to remedy such System Failure (the “Cure Period”). If the System Failure is not remedied in the Cure Period, and Partner has demonstrated that its commercial distribution rights have been materially adversely affected, then DigitalGlobe shall refund to Partner a portion of the Access Fee and paid but unused Distribution Fee attributable to the period during which the System Failure occurred, pro rated based upon the number of days of the System Failure, and the Term hereof will be extended for the length of time required to cure the System Failure. If the System Failure is not remedied within the Cure Period, then Partner may terminate this Agreement in accordance with Section 19. TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 19 SHALL BE THE EXCLUSIVE REMEDY OF PARTNER FOR CLAIMS RELATING TO SYSTEM FAILURE.
11.	Conditions Precedent. The respective obligations of Partner and DigitalGlobe hereunder (excluding Partner’s obligation to pay the Agent Fee set forth in Section 5.1.5 hereof) are contingent upon the occurrence of each of the following conditions precedent:
11.1	DigitalGlobe shall have obtained adequate commitments for commercial financing of its WorldView 2 Satellite program, as determined by DigitalGlobe in its sole discretion.

11.2	Each of Partner and DigitalGlobe shall have obtained the requisite approval of this Agreement and the transactions contemplated hereby by its Board of Directors.
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11.3	Partner shall have received a written commitment from [***Redacted***] satisfactory to DigitalGlobe selecting the WorldView satellite as its next generation solution prior to May 31, 2005.

11.4	DigitalGlobe shall have received the requisite unconditional approval from the U.S. Department of Commerce satisfactory to DigitalGlobe.
12.	Confidential Information.
12.1	During the term of this Agreement, and for a period of three years thereafter, each party acknowledges that (i) the QuickBird Products, WorldView 1 Products and WorldView 2 Products (collectively, the “DigitalGlobe Products”), and (ii) each party may receive or have access to other proprietary or confidential information by the disclosing party (collectively, the “Information”). All written disclosures of such Information by each party to the other party shall be designated with an appropriate legend such as “Confidential.” The receiving party shall use the disclosing party’s Information solely to perform its obligations under this Agreement and shall take all precautions necessary to safeguard the confidentiality of the disclosing party’s Information, including without limitation, (i) those taken by the receiving party to protect its own confidential information and (ii) those which the disclosing party may reasonably request. Partner will not allow the removal or defacement of any confidentiality or proprietary notice placed on the DigitalGlobe Products. The placement of a copyright notice on any DigitalGlobe Product shall not constitute publication or otherwise impair its confidential nature.

12.2	The receiving party will not disclose, in whole or in part, the disclosing party’s Information to any person, except to (i) the receiving party’s employees, its contractors in connection with the WorldView system, and/or employees of Hitachi, Ltd. Defense Systems Division who require access to perform the receiving party’s obligations under this Agreement and that are under an obligation of confidentiality, or (ii) with the prior written consent of the other party.

12.3	The parties acknowledge that any unauthorized use or disclosure of the disclosing party’s Information may cause irreparable damage to the disclosing party. If an unauthorized use or disclosure occurs, the receiving party will immediately notify the disclosing party and take at its expense all steps necessary to recover the disclosing party’s Information and to prevent its subsequent unauthorized use or dissemination, including availing itself of actions for seizure and injunctive relief. If the receiving party fails to take these steps in a timely and adequate manner, the disclosing party may take them at the receiving party’s expense, and the receiving party will provide the disclosing party with its reasonable cooperation in such actions that the disclosing party may request.

12.4	The receiving party will have no confidentiality obligation with respect to any portion of the disclosing party’s Information that (i) the receiving party independently developed before receiving the Information from the disclosing party as shown through tangible evidence, (ii) the receiving party lawfully obtained from a third party under no obligation of confidentiality, (iii) is or becomes available to the public other than as a result of an act or omission of the receiving party or any of its employees, or (iv) the receiving party is compelled to disclose pursuant to legal process provided by a court of competent jurisdiction. Under any of these circumstances the receiving party will notify the
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disclosing party at least 30 days before disclosing any portion of the disclosing party’s Information to any other person.
12.5	The rights and obligations of this Section 12 shall survive the expiration or termination of this Agreement.
13.	Compliance with Laws.
13.1.	Laws and Regulations of Japan. Partner agrees to comply at all times with all applicable Japanese laws and regulations including, but not limited to, Japanese laws and regulations relating to (i) permits, licenses or other authorizations Partner must have in order to carry out its obligations under this Agreement, (ii) Partner’s business conduct, including, but not limited to, antitrust, unfair trade practices, improper payments to government officials and others, privacy, trade secrets, advertising and promotion, and exchange controls, and (iii) national security, defense, military and similar matters.

13.2.	U.S. and International Laws.
13.2.1.	DigitalGlobe agrees to comply at all times with all applicable United States laws and regulations including, but not limited to, United States laws and regulations relating to (i) permits, licenses or other authorizations DigitalGlobe must have in order to carry out its obligations under this Agreement, (ii) DigitalGlobe’s business conduct, including, but not limited to, antitrust, unfair trade practices, improper payments to government officials and others, privacy, trade secrets, advertising and promotion, and exchange controls, and (iii) national security, defense, military and similar matters.

13.2.2.	License. Partner represents that it has been provided with and has read a summary of the material terms of the License and is knowledgeable about the rights and obligations set forth therein. Partner will comply, and assist DigitalGlobe in compliance, with the License. As part of assisting DigitalGlobe with compliance, Partner will provide such information relating to Partner’s activities under this Agreement as DigitalGlobe may reasonably request as soon as practicable upon receipt of such request.

13.2.3.	Permits. Partner will comply, and will assist DigitalGlobe in complying, with all applicable U.S. and international permits, licenses and other authorizations.

13.2.4.	Foreign Corrupt Practices Act. Partner represents that it is has reviewed the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §78m et seq., as may be amended from time to time (“FCPA”), has not taken and will not take any action that could place DigitalGlobe or its owners or Partner persons in violation of the FCPA. Partner will provide such certificates, questionnaire responses, or other information regarding as DigitalGlobe, its auditors, or the auditors of its shareholders may reasonably request.

13.2.5.	Export Controls. Partner will comply, and will assist DigitalGlobe in complying, with all U.S. laws relating to the export and re-export of DigitalGlobe technical data, products, Ground Station Equipment and Software and documentation.
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Partner will provide to DigitalGlobe all information, documentation, certification, contractual arrangements or other assistance necessary to obtain and maintain all required export licenses from U.S. Government entities. Any items for which DigitalGlobe obtained an export-license from the U.S. Government may not be sold, leased or otherwise conveyed, delivered or made available by Partner to a third party, or exported by Partner, without DigitalGlobe’s prior written approval and compliance with all applicable U.S. export licenses.

13.2.6.	General. In addition to the above, Partner shall comply, and will assist DigitalGlobe in complying, with all other applicable laws, including any regulations, decrees or orders issued thereunder. Partner further agrees that it will not knowingly do business with criminal organizations, terrorist organizations or other people or groups that are likely to use WorldView Data and/or WorldView Products for purposes that are illegal or adverse to the interests of the U.S. Government or the DigitalGlobe enterprise generally. Partner shall not enter into transactions or relationships that could reasonably be expected to damage DigitalGlobe’s relationship with the U.S. Government or the continuation of the License. In cases where Partner is uncertain as to the possible impact of a potential transaction or relationship, it shall consult with DigitalGlobe in advance.
14.	Indemnification.
14.1.	Partner Indemnification. Partner hereby agrees to release DigitalGlobe and its Related Parties and Partner hereby indemnifies and holds harmless DigitalGlobe and its Related Parties with respect to all costs, liabilities, damages, penalties, fines and other expenses (including reasonable attorneys fees and costs of investigation) incurred or suffered by any of them and arising out of or related to; (a) any claims asserted against DigitalGlobe by third parties arising out of Partner’s activities, including, but not limited to, the processing, promotion and distribution of WorldView Products and QuickBird Products, and any violations of applicable law by Partner and any sub-licensees; (b) any third-party claim that purportedly arises out of Partner’s acts or omissions under this Agreement and is asserted by any customer or supplier of Partner, or any other third party asserting a claim against DigitalGlobe in connection with a contract or relationship between Partner or any of its Related Parties and such third party; (c) any loss of or damage to Partner’s facilities, or the Ground Station Equipment and Software after delivery to such facilities, and (d) any breach hereof, or negligence or willful misconduct on the part of Partner, its affiliates, employees, officers, directors, representatives and agents. DigitalGlobe and its Related Parties will give Partner prompt notice of the nature and details of any claim of which they are aware and which they believe is subject to indemnification hereunder and will permit Partner to participate in the defense of such claim; provided, however, that DigitalGlobe and its Related Parties shall have sole discretion in deciding issues involving settlement of the claim.

14.2.	DigitalGlobe Indemnification. DigitalGlobe hereby agrees to release Partner and its Related Parties and DigitalGlobe hereby indemnifies and holds harmless Partner and its Related Parties with respect to all costs, liabilities, damages, penalties, fines and other expenses (including reasonable attorneys fees and costs of investigation) incurred or suffered by any of them and arising out of or related to (a) any claims asserted against
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Partner by third parties arising out of violations of applicable law by DigitalGlobe; and (b) any material breach hereof, or negligence or willful misconduct on the part of DigitalGlobe, provided DigitalGlobe is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Partner and its Related Parties will give DigitalGlobe prompt notice of the nature and details of any claim of which they are aware and which they believe is subject to indemnification hereunder and will permit DigitalGlobe to participate in the defense of such claim.
15.	Disclaimer of Warranties. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, DIGITALGLOBE MAKES NO WARRANTIES OR REPRESENTATIONS REGARDING THE WORLDVIEW PRODUCTS, QUICKBIRD PRODUCTS, SPACE EQUIPMENT, THE GROUND STATION EQUIPMENT, THE GROUND STATION SOFTWARE, OR SERVICES PROVIDED UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF DIGITALGLOBE HAS BEEN INFORMED OF SUCH PURPOSE. NO AGENT OF DIGITALGLOBE IS AUTHORIZED TO MAKE OR ENTER INTO WARRANTY OBLIGATIONS ON BEHALF OF DIGITALGLOBE UNDER THIS AGREEMENT.

16.	Expenses and Taxes. Except as otherwise expressly provided under this Agreement, each party will be responsible for its own expenses incurred in entering into and performing this Agreement, including, but not limited to, taxes, governmental filing fees and other governmental charges payable in connection with the party’s activities under this Agreement.

17.	Representations and Warranties.
17.1.	By Each Party. Each party represents that:
17.1.1.	Organization. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

17.1.2.	Corporate Powers. It has all necessary corporate or other (as the case may be) power and authority to sign, deliver and perform this Agreement, and has taken all action necessary to authorize such signature, delivery and performance.

17.1.3.	Permits. Its signature and delivery hereof do not require any permits or third-party consents, other than permits and consents already obtained and, with respect to DigitalGlobe, the U.S. Government notification referred to in Section 13.

17.1.4.	Valid and Binding Obligation. Following execution by the other party, and, as to DigitalGlobe, completion of the U.S. Government notification and receipt of all required export approvals referred to in Section 13.2.5., this Agreement will constitute the party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar
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laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by law or equitable principles or specific enforcement and the availability of injunctive relief or other equitable remedies.
17.2.	By Partner. Partner, to the best of its knowledge, further represents as follows:
17.2.1.	Independent Investigation. Partner has performed its own due diligence and business investigations with respect to this Agreement, has formed its own conclusions regarding the conditions, values, risks and prospects of the distribution partner arrangements contemplated by this Agreement, and is not relying upon DigitalGlobe with respect to the performance of such investigations and conclusions. Partner has had a sufficient opportunity to review the matters it believes to be important in deciding whether and on what terms to become a DigitalGlobe distribution partner.

17.2.2.	Awareness of Risks. Partner is fully familiar with the nature of the distribution partner venture it is undertaking, the speculative and financial risks involved, and the uncertainty with respect to the timing and amounts of profits, if any, to be made by Partner. PARTNER HEREBY EXPRESSLY ASSUMES ALL RISKS ASSOCIATED WITH ITS PERFORMANCE UNDER THIS AGREEMENT.

17.2.3.	Financial Condition. Partner is properly capitalized and financially capable of performing this Agreement.
18.	Term of Agreement. Subject to appropriate notification of the U.S. Government and receipt by DigitalGlobe of any requisite U.S. Government clearances, this Agreement shall commence on the date indicated on the first page, shall be effective upon satisfaction or waiver of all conditions precedent to the effectiveness hereof and shall extend until April 1, 2014 (“Initial Term”), as such Initial Term may be amended by mutual agreement of the parties pursuant to Section 5.1.8. hereof (the “Term”).

19.	Termination.
19.1.	Early Termination. This Agreement may be terminated before the expiration of its term, only as follows:
19.1.1.	By Mutual Agreement. This Agreement may be terminated at any time by the mutual written agreement of the parties.

19.1.2.	For Default by Partner. DigitalGlobe may terminate this Agreement immediately upon written notice to Partner if: (i) Partner is the subject of insolvency, bankruptcy or similar proceedings, or makes an assignment for the benefit of creditors, or a receiver, liquidator, trustee or similar person is appointed for any material portion of Partner’s assets; (ii) a material portion of Partner’s assets becomes the subject of foreclosure proceedings, or is seized by any government entity, or is the subject of a lien or levy that is executed; or (iii) Partner commits a breach of a material provision hereof, and, if the breach is curable, does not cure such breach to the satisfaction of DigitalGlobe within 30 days after being notified of the breach by DigitalGlobe (or, within five Business Days in the case
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of Partner’s failure to make any payment to DigitalGlobe required under this Agreement).
19.1.3.	For Default by DigitalGlobe. Partner may terminate this Agreement immediately upon written notice to Partner if: (i) there is a Launch Failure; or (ii) DigitalGlobe commits a breach of Section 9.2 hereof, and, if such breach is curable, does not cure such breach to the satisfaction of Partner within 30 days after being notified of the breach by Partner; (iii) DigitalGlobe is the subject of insolvency, bankruptcy or similar proceedings, or makes an assignment for the benefit of creditors, or a receiver, liquidator, trustee or similar person is appointed for any material portion of DigitalGlobe’s assets; (iv) a material portion of DigitalGlobe’s assets becomes the subject of foreclosure proceedings, or is seized by any government entity, or is the subject of a lien or levy that is executed; or (v) if the WorldView 2 Satellite is not launched prior to December 31, 2009.

19.1.4.	Force Majeure. Except as set forth below, either party may terminate this Agreement in the event the obligations under this Agreement are suspended in connection with a force majeure event described in Section 29, continuing for a period exceeding 180 consecutive days, and the suspension is reasonably likely to impair materially and permanently the value of this Agreement or the terminating party. Notwithstanding the foregoing, any payments or other amounts due in accordance with this Agreement which accrued but were unpaid prior to the termination hereof.

19.1.5.	[***Redacted***] Commitment. This Agreement shall automatically terminate with no further action required by either party and with no liability or penalty to either party in the event Partner has not received prior to May 31, 2005 the written commitment from [***Redacted***] in accordance with Section 11.3.

19.1.6.	Department of Commerce. This Agreement shall automatically terminate with no further action required by either party and with no liability or penalty to either party in the event (i) the U.S. Department of Commerce fails to approve the Agreement, or (ii) the U.S. Department of Commerce approves the Agreement subject to certain conditions, and 30 days after receiving notice of such conditions the parties are unable after good faith negotiations to agree on an amendment hereto that satisfactorily resolves how to appropriately comply with such conditions.
19.2.	Consequences of Termination. Termination for whatever reason shall not affect the rights and obligations of the parties under Sections 12, 20, 21, 27 and 32, which rights and obligations shall survive any termination. At termination, all other rights and obligations under this Agreement shall terminate. If termination is for default under Section 19.1.2, DigitalGlobe shall also retain any other rights and remedies it may have under applicable law that are not otherwise limited by this Agreement. Notwithstanding anything else in this Agreement, upon termination for any reason, Partner shall cease using, and immediately return to DigitalGlobe, all documentation, keys, codes and similar items covered by this Agreement and shall immediately cease using the Marks, if applicable, for any purpose. If the Agreement is terminated pursuant to Sections 19.1.4
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and 19.1.5, the provisions in this Agreement pertaining to Access Rights and Access Time with regard to WorldView 2 shall terminate, but the other provisions hereof shall remain in effect. ,Notwithstanding the foregoing, in the event of a termination based on Section 19.1.5., the parties agree to negotiate in good faith a commercially appropriate adjustment to the Minimum Distribution Fees.
20.	Applicable Law; Actions. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as such law is applied by to contracts between New York residents entered into and to be performed within the State of New York, without giving effect to the conflicts of law principles thereof.

21.	Disputes. Except for injunctive relief, all disputes arising under or relating to this Agreement shall be resolved by applying the following techniques in ascending order as required to resolve the dispute.
21.1.	Any dispute shall be elevated to higher levels of management as required to achieve resolution. If such elevation is not successful in resolving the dispute within seven days, or any mutually agreeable extension, of the date the dispute was first raised between the two parties, as documented in writing, then arbitration will be used as specified in the next paragraph.
21.2.	In the event that a dispute between or among any of the parties relating to the rights and obligations of the parties under this Agreement cannot be resolved by negotiation, the matter will be submitted to binding arbitration The arbitration will be conducted in accordance with the procedures in this document and the arbitration rules of the AAA (“AAA Rules”) in effect as of the initiation of such arbitration. In the event of a conflict, the provisions of this document will control. The arbitration may be conducted by one arbitrator by mutual agreement of the parties or by three arbitrators if the parties cannot so agree, with each party choosing one arbitrator, and the AAA choosing the third. The AAA rules for commercial arbitration will be followed.

21.3.	Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrator(s). No potential arbitrator may serve unless he or she has agreed in writing to abide and be bound by these procedures.

21.4.	Unless provided otherwise in the settlement agreement resulting from such arbitration, the arbitrator(s) may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other form. In no event shall the arbitrator(s) have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction. No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitrator(s) upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrator(s) may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or
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regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.
21.5.	The result of the arbitration will be binding on the parties, and judgment on the arbitrator’s award may be entered in any court having jurisdiction.
22.	Language of Agreement. This Agreement has been negotiated and prepared in English. If a translation is prepared, the English version will control in the event of any inconsistency or ambiguity between the versions.

23.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous written or oral understandings and agreements of every kind relating to such subject matter, except for the Seconds On Orbit Program Data Licensing Agreement for QuickBird Satellite Imagery, entered into between the Parties as of June 27, 2003, and Seconds On Orbit Program Data Receipt, Processing and Distribution Agreement for QuickBird Imagery, entered into between RSGS and the parties as of November 13, 2003. In the event of an inconsistency between such SOO agreements and this Agreement, this Agreement shall govern. Partner shall obtain a written release, waiver and confirmation from Hitachi Ltd. satisfactory to DigitalGlobe to the effect set forth in the previous sentence. This Agreement may only be modified or amended by express written agreement of both parties.

24.	Relationships of the Parties. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Vendor and DigitalGlobe as partners, agents or joint venture partners with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

25.	Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable and be interpreted so as best to reasonably effect the intent of the parties hereto.

26.	Assignment. Neither party may assign any rights or obligations hereunder without the prior written consent of the other, except by DigitalGlobe: (i) to a third party pursuant to a merger, sale of all or substantially all assets, to a subsidiary, (ii) in connection with any other corporate reorganization, or (iii) in connection with any financing or refinancing arrangement. Any purported assignment, transfer or subcontract shall be void and ineffective without such written consent, such consent not be unreasonably withheld. Subject to the above restrictions on assignment, the Agreement shall inure to the benefit of and bind the successors and assigns of the parties. Partner and DigitalGlobe each acknowledge that any transfer of the accountability, responsibilities or obligations of either party under this Agreement shall require prior notification and subsequent written consent of the U.S. Government.

27.	Notices. All notices, consents or approvals required by this Agreement shall be in writing sent by (i) certified or registered air mail, postage prepaid, (ii) commercial overnight courier service with
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tracking capabilities, (iii) facsimile, or (iv) email (confirmed by the receiving party) sent to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties:
If to DigitalGlobe:
DigitalGlobe, Inc.
1601 Dry Creek Drive, Suite 260
Longmont, CO 80503
Attn: Legal Services
Phone: [***Redacted***]
Fax: [***Redacted***]
If to Partner:
Hitachi Software Engineering Co. Ltd.
4-12-7-Higashi-Shinagawa, Shinagawa-Ku
Tokyo, 140-0002
Japan
Attn: [***Redacted***]
Phone: [***Redacted***]
            [***Redacted***]
Fax: [***Redacted***]
Notices will be effective when deemed received. Notices sent by mail will be deemed received 5 business days after being sent. Notices sent by courier will be deemed received on the day they are actually received, as attested by the courier. Notices sent by fax will be deemed received on the next business day after they are sent.

28.	Headings; Section References; Precedence. The headings hereof are for convenience and are not to affect the interpretation hereof. All references to Sections, Clauses, Exhibits or Schedules are, unless otherwise specified, to the Sections, Clauses, Exhibits or Scheduled hereof. If there is any inconsistency between the body hereof and any Exhibit or related agreement or document, the body hereof will take precedence.

29.	Force Majeure. Neither party shall be liable for default or delay caused by any occurrence beyond its reasonable control, including but not limited to fires, strikes or labor disputes, accidents, acts of God, war, riot or civil disturbance, transportation conditions; and governmental control, regulation or permit and/or embargo, but excluding financial inability. In addition, general or local market conditions will not constitute a force majeure.

30.	Future Assurances. Each party will use its best efforts to cooperate with the other in obtaining the required permits and otherwise causing the transactions contemplated by this Agreement to be effected in accordance with its terms. Each party will sign and deliver any further certificates, applications, notices, agreements and other documents the other party may reasonably request to facilitate performance under this Agreement and compliance with applicable law.
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31.	Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and the language of this Agreement shall not be construed for or against any party.

32.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY, ANY RELATED PARTY, OR ANY SUPPLIER OF EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOSS-OF-PROFIT, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, OR OTHER SUCH DAMAGES, REGARDLESS OF WHETHER A CLAIM ARISES IN CONTRACT, TORT OR OTHERWISE. FURTHER, IN NO EVENT SHALL ANY LIABILITY OF EITHER PARTY TO THE OTHER PARTYUNDER THIS AGREEMENT EXCEED THE FEES ACTUALLY PAID BY PARTNER HEREUNDER.

33.	U.S. Government Notifications and Approvals. In accordance with the License, DigitalGlobe will duly notify the U.S. Department of Commerce of the parties’ intention to enter into this Agreement. DigitalGlobe will also apply for, and use reasonable efforts to obtain, all export licenses and other permits or approvals, required to perform its obligations under this Agreement. APPROPRIATE NOTIFICATION OF THE U.S. GOVERNMENT HEREOF IN ACCORDANCE WITH THE LICENSE AND RECEIPT OF ALL REQUIRED EXPORT APPROVALS AS REQUIRED BY APPLICABLE LAW IS AN EXPRESS CONDITION PRECEDENT TO THE EFFECTIVENESS HEREOF. DigitalGlobe shall use reasonable efforts to do all things necessary to keep the License in full force and effect, and shall otherwise comply with all applicable laws, regulations, orders and/or decrees in performing this Agreement.
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This Agreement is agreed to by DigitalGlobe and Partner and is executed and agreed to be effective the last date written below as signified by the signatures and shall be a binding agreement.

Hitachi Software Engineering Co. Ltd.	DigitalGlobe, Inc.

/s/ Takatoshi Kodaira Signature	/s/ Jeffrey S. Kerridge Signature

Takatoshi Kodaira Name	Jeffrey S. Kerridge Name

Executive Officer General Manager Title	Senior Vice President Title

September 15, 2005 Date	September 15, 2005 Date
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Exhibit A
Definitions
1.	“AAA” means the American Arbitration Association.

2.	“AAA Rules” has the meaning set forth in Section 21.2.

3.	“Access Fees” has the meaning set forth in Exhibit G.

4.	“Access Rights” has the meaning set forth in Section 3.1.1.

5.	“Access Specifications” has the meaning set forth in Section 3.1.5.

6.	“Access Start Date” means the date on which DigitalGlobe certifies in writing that the WorldView 2 Satellite is capable of transmitting data to the Ground Station.

7.	“Access Time” means the time available to task, collect and downlink imagery from the WorldView 2 Satellite, measured in minutes.

8.	“Additional Minutes” has the meaning set forth in Section 3.1.4.

9.	“Agent Fee” has the meaning set forth in Section 5.1.5.

10.	“Agreement” has the meaning set forth in the Preamble.

11.	[***Redacted***].

12.	“Cure Period” has the meaning set forth in Section 10.4.

13.	“DDL” means the capability to up-link tasking requests and down-link data from and to the WorldView 2 Satellite (or the WorldView 1 Satellite, as the case may be) to and from the Ground Station(s).

14.	“DDL Access” has the meaning set forth in Section 3.1.1.

15.	“DigitalGlobe” has the meaning set forth in the Preamble.

16.	“DigitalGlobe Asia” means DigitalGlobe Asia, Inc., a wholly-owned subsidiary of DigitalGlobe, organized under the laws of the State of Delaware, U.S.A.

17.	“DigitalGlobe Products” has the meaning set forth in Section 12.1.

17a. “Distribution Rights Fee” has the meaning set forth in Section 5.1.5.

18.	“FCPA” has the meaning set forth in Section 13.2.4.

19.	“Ground Stations” has the meaning set forth in Exhibit B.
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20.	“Ground Station Equipment and Software” has the meaning set forth in Section 9.

21.	“Information” has the meaning set forth in Section 12.1.

22.	“Initial Term” has the meaning set forth in Section 18.

23.	“[***Redacted***]” has the meaning set forth in the fourth “WHEREAS” clause of the Preamble.

24.	“[***Redacted***] Data” has the meaning set forth in Section 3.1.7.

25.	“Launch Failure” means a situation where the WorldView 2 Satellite fails to reach orbit, or upon reaching orbit is unable to fulfill its primary mission of acquiring and down linking data.

26.	“License” means the operating license relating to the Satellite, issued by the U.S. Department of Commerce pursuant to the Land Remote Sensing Policy Act of 1992, as amended.

27.	“Limited Area Restrictions” has the meaning set forth in 5.2.2.

28.	“Marks” has the meaning set forth in Section 7.

29.	“Minimum Distribution Fees” has the meaning set forth in Exhibit G.

30.	“Minimum Fees” means Access Fees and Minimum Distribution Fees.

31.	“NGA” means the United States National Geospacial-Intelligence Agency.

32.	[***Redacted***].

33.	“NSLRSDA” means the National Satellite Land Remote Sensing Data Archive in the U.S. Department of the Interior, and any successor archives or collections of data.

34.	“Partner” has the meaning set forth in the Preamble.

35.	“Permanent Suspension” has the meaning set forth in Section 5.2.2.

36.	“QuickBird Data” means panchromatic and/or multispectral raster imagery information and the associated ancillary data acquired by sensor onboard the QuickBird satellite.

37.	“QuickBird Products” means imagery based information generated by processing one or more sets of QuickBird Data, including the use of external data such as ground truth and elevation models, to enhance the radiometric and geometric accuracy, and includes QuickBird Data.

38.	“QuickBird Satellite” means the collection of hardware, including satellite bus and sensor launched by DigitalGlobe on October 18, 2001.

39.	“Related Parties” means all partners, investors, subsidiaries, partners, and suppliers of DigitalGlobe, and their respective employees, directors, officers, representatives or agents..

40.	“ROI” has the meaning set forth in Exhibit B.
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41.	“Sensor” means the optics and electronics, which when integrated to a spacecraft bus is capable of acquiring raster imagery data from a low earth orbit.

42.	“Scene” means imaging event consisting of 3.7 seconds of imaging time, which corresponds to an area of approximately 262 sq, km. at nadir. The number of “equivalent scenes” for a large collection is calculated by dividing the total imaging time used to acquire the data divided by 3.7 seconds.

43.	“Shortfall” has the meaning set forth in 5.2.1.

44.	“Space Equipment” has the meaning set forth in Section 8.

45.	“Suspension Adjustment” has the meaning set forth in Section 5.2.2.

46.	“System Failure” has the meaning set forth in Section 10.4.

47.	“Tasking Rights” means the rights of Partner to request that DigitalGlobe collect imagery and deliver in accordance with the priorities and according to the specifications of Partner pursuant to DigitalGlobe’s product specifications (which does not involve DDL Access rights).

48.	“Term” has the meaning set forth in Section 18.

49.	“U.S. Government” means any agency or authority of the government of the United States, or any duly authorized representative thereof.

50.	“U.S. Government Suspension” has the meaning set forth in Section 5.2.2.

51.	“VGT” means virtual ground terminal.

52.	“VGT Access” has the meaning set forth in Section 3.1.1.

53.	“WorldView 60 Minimum Commitment” has the meaning set forth in 5.1.1.

54.	“WorldView 110 Minimum Commitment” has the meaning set forth in 5.1.2.

55.	“WorldView Products” means WorldView 1 Products and WorldView 2 Products.

56.	“WorldView 1 Data” means panchromatic and/or multispectral raster imagery information and the associated ancillary data acquired by sensor onboard the WorldView 1 satellite.

57.	“WorldView 1 Products” means imagery based information generated by processing one or more sets of WorldView 1 Data, including the use of external data such as ground truth and elevation models, to enhance the radiometric and geometric accuracy, and includes WorldView 1 Data.

58.	“WorldView 1 Satellite” means the collection of hardware and flight software, including satellite bus and sensor currently being constructed for DigitalGlobe, and planned for launch in the 2005-2006 timeframe.
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59.	“WorldView 2 Data” means panchromatic and/or multispectral raster imagery information and the associated ancillary data acquired by sensor onboard the WorldView 2 satellite.

60.	“WorldView 2 Products” means imagery based information generated by processing one or more sets of WorldView 2 Data, including the use of external data such as ground truth and elevation models, to enhance the radiometric and geometric accuracy, and includes WorldView 2 Data.

61.	“WorldView 2 Satellite” means the collection of hardware and flight software, including satellite bus and sensor which DigitalGlobe is currently planning to launch in the 2007-2008 timeframe.

62.	“WorldView Data” means WorldView 1 Data and/or WorldView 2 Data, as appropriate.
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DigitalGlobe Proprietary and Confidential

Exhibit B
Region Of Interest
[2 pages ***Redacted***]
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DigitalGlobe Proprietary and Confidential

B-1

Exhibit C
DDL Procedures and Conflicts Resolution
The following section provides an initial description of the Concept of Operations for allocation of passes, tasking and direct downlink of data for the WorldView 2 Satellite, detailed descriptions of which will follow in the WorldView Direct Access Program Specification to be provided by DigitalGlobe.
Imaging Time on the Satellite
DigitalGlobe will provide [***Redacted***] with a monthly allotment of WorldView 2 access minutes. These minutes are used to command the WorldView 2 Satellite for use within [***Redacted***]’s communication cone(s) on descending passes only. Fundamentally, minute allocation is accomplished based on the following rules:
•	DigitalGlobe will leave the WorldView 2 Satellite pointing at nadir when entering [***Redacted***]’s assigned collection window.

•	Minutes may be allocated in variable blocks of time, with the longest allocation being the entire portion of a pass bisecting a Ground Station’s communication cone and the shortest allocation being 3 minutes. For pass durations lasting less than three minutes, [***Redacted***] may acquire the length of the pass if so desired.

•	Multiple segments of a single pass may be chosen, but must be separated by a minimum of 3 minutes (this benefits [***Redacted***] in that entire passes do not need to be purchased).

•	Minute expenditure includes satellite slew time between customer targets selected—minimized by the significant improvement in WorldView 2 Satellite slew times—downlink time, and leaving the satellite at nadir pointing before the end of the collection window.

•	If multiple [***Redacted***] communication cones exist, [***Redacted***] may allocate the entire uninterrupted portion of the satellite track traversing both cones—image downlink may be temporarily interrupted during re-orientation of the downlink antenna to the southern communication cone.
Downlinking to a Ground Station
DigitalGlobe’s WorldView satellites utilize direct downlink to deliver collected imagery to [***Redacted***]. The WorldView 2 Satellite utilizes a temporary storage method on-board the satellite during the collection and downlink process in which an imaging event (defined as a single scene up to multiple scenes) is recorded into the buffer for transmittal. Transmission of the imagery and ephemeris data to the ground station occurs after an end of file (EOF) is written for each imaging event. Therefore, it is important to understand the following downlink characteristics:
•	Long imaging events in the southern half of a communications cone may be precluded from being successfully downlinked before the satellite passes out of range of the ground station. Planning collections with shorter imaging events in this part of the communication cone minimizes the chance data will not be downlinked during the pass in which it is collected.
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•	Any imaging event near the edge of the communication cone may not have enough time to be downlinked during the pass in which it is collected.

•	Any imagery that is unable to be downlinked will be held on-board the satellite until the next downlink opportunity or via a Virtual Ground Terminal (VGT) delivery. Note that it may often be much faster to downlink such imagery to DigitalGlobe’s polar ground stations and then delivery made via VGT –usually a 2-4 hour process. If this is not desired, the imagery can be held on-board the satellite until the next available downlink opportunity (usually on an ascending pass and approximately 10-12 hours after collection). Up to three images may be held on-board at no additional charge.

•	Imagery held on-board the satellite for downlink in the next descending (imaging) pass on the same day of collection requires that a second window be reserved (and purchased) to allocate enough time for any new imaging events and the downlink of the stored and new imagery. Reserving/purchasing in the second window—which also may be used for imaging—will be subject to normal minute allocation rules (see the pass allocation rules in the deconfliction section).
Imaging Priority
DigitalGlobe is offering [***Redacted***] its highest commercially available imaging priority on the WorldView 2 satellite for allocated passes within the ROI. WorldView 2 priority for direct tasking/direct downlink ensures [***Redacted***] receives assured access to the satellite for all assigned passes. Once [***Redacted***] is granted a pass, it will not have the pass retracted except under the following rare circumstances:
•	Invocation of formal shutter control by the US Government

•	Unforeseen satellite maintenance/safety issue
Note: In the event either of these events occur, [***Redacted***] receives a full refund of any access minutes lost and is permitted to re-assign the minutes to available passes, carry the minutes over to the next month, or utilize the minutes through library purchases or imaging events elsewhere around the globe, as set forth in the Agreement.
Pass Allocation and Deconfliction
In an effort to prevent minute allocation conflicts, it is DigitalGlobe’s intent to minimize the number of overlapping communication cones as part of its service to ground station customers. Nonetheless, the WorldView 2 Satellite’s large (5,000 km-wide) communication cone and customer geographies inevitably dictate some overlap. As such, the following are the fundamental rules for pass selection and minute allocation:
1.	The minimum pass allocation is 3 minutes or the length of the pass (whichever is less). This time includes the handoff of the satellite to the ground station at the beginning of the collection window and leaving the satellite at nadir pointing at the end of the tasking window.
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DigitalGlobe Proprietary and Confidential

2.	The maximum pass allocation is the entire length of the pass through a communications cone. If more than one communication cone exists for a single customer and the cones overlap, the entire length of the pass through both cones can be allocated.

3.	Standard pass selection is performed up to 3 days in advance of the first available pass through a communications cone.

4.	Pass allocation must be reserved/purchased 3 days before the pass and coincides with receipt of a formal confirmation from DigitalGlobe.

5.	Ground station customers must allocate a minimum of 80 percent and a maximum of 100 percent of their minutes per month for standard pass selection.

6.	The remaining minutes (0-20 percent) may be used for ad hoc tasking to support tactical reconnaissance as required. A request to use minutes for such collects must be submitted no less than 24 hours prior to pass allocation and is only valid if the selected window is available (3-minute pass rule still applies).
When competing customer communication cones overlap, DigitalGlobe utilizes a mechanism to allocate passes such that customer requirements are met in a fair manner. To accomplish this, DigitalGlobe uses a priority ladder scheme (please see the section on ladder scenarios for more details). The following general deconfliction rules apply:
1.	In the event multiple ground station customers choose the same time slot on the same pass during the standard pass selection process, DigitalGlobe utilizes the priority ladder for determining who receives the collection window.

2.	DigitalGlobe works with each ground station customer to resolve competing requests, providing information on available imaging blocks and adjusting requests in order to accept a collection request when possible.

3.	Deconfliction rules do not apply for ad hoc requests as they are treated on a space available, first-come-first-served basis. DigitalGlobe utilizes the date/time on the incoming request (when it arrives at DigitalGlobe) to determine competing ad hoc requests.
Deconfliction Scenarios—The Priority Ladder
Priority Ladder—The priority ladder for overlapping customer communications cones has a set number of spaces that can be filled, with additional spaces available for customers who attain certain contract monetary commitment thresholds. These customers are rewarded with more opportunities to secure passes when conflicts arise between different customer pass requests. When a conflict occurs, the organization that is higher on the ladder “wins” the pass and then moved to the bottom of the ladder for the next conflict resolution. Additional spaces on the ladder ensure more opportunities to win pass conflict resolutions.
The following scenario illustrates how the priority ladder works for a simple two-cone overlap where the conflict is always occurring between the top two contenders and DigitalGlobe in all cases:
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The following scenario illustrates how the priority ladder works for a three-cone overlap where the conflict does not always occur between the top two contenders:
The following illustrates a full ladder for three competing communication cones where customer commitment vary:

Customer A
Customer B
Customer C
DigitalGlobe
Customer A
Customer B
DigitalGlobe
Customer B
Customer A
DigitalGlobe
Customer A
Not Assigned
Not Assigned
Not Assigned

Customer A receives four slots by meeting the highest contract threshold.
Customer B receives three slots by meeting a medium-level commitment.
Customer C receives one slot by meeting a lower contract threshold.

Tasking Procedures
For the WorldView 2 system, [***Redacted***] is able to task the satellite directly. However, since DigitalGlobe is not making available a direct tasking capability for WorldView 1, if [***Redacted***] chooses to accept direct downlink of WorldView 1 data, tasking is performed in a coordinated manner
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DigitalGlobe Proprietary and Confidential

through DigitalGlobe, pursuant to the WorldView Direct Access Program Specification to be provided by DigitalGlobe.
Direct Tasking
In this scenario [***Redacted***] hosts all planning and tasking activities for the allocated window for a given WorldView 2 orbit. [***Redacted***] operations staff performs the necessary planning activities and, using the uplink capabilities provided within the WorldView Ground Station, generate the satellite tasking commands and transmit them to the satellite as it enters the collection window. The DigitalGlobe Collection Planning and Space Operations departments ensure that [***Redacted***] can gain access to the WorldView 2 Satellite at the beginning of the window.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

Exhibit D
[***Redacted***]
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

D-1

Exhibit E
Distribution Rights and License Terms/Royalties
[***Redacted***]
In order to accomplish payment of the royalty amounts set forth above for sales by Partner in the Exclusive Territory, Partner shall remit to DigitalGlobe [***Redacted***] of the sales price listed on the Asian price list for each such sale, and retain the remaining amount from such sale.
1.	Definitions.
a. “End User” means any third person licensed by DigitalGlobe, Partner or a Channel Partner to use, but not to further distribute the Products pursuant to this Agreement.
b. “End User License Agreement” or “EULA” means the contractual provisions substantially in the form and no less restrictive than the mandatory terms set forth in Exhibit E-1 of this Agreement, as modified by DigitalGlobe from time to time, together with such other terms and conditions that DigitalGlobe may require from time to time, which specifies the terms and conditions by which an End User may use the Products. The EULA will be in effect between Partner and its End User.
2.	Grant.
a. Appointment of Partner. Subject to the terms and conditions of the Agreement, DigitalGlobe grants and Partner accepts (i) an exclusive and non-exclusive right and license (as set forth in the table above) to promote, market, license and distribute the WorldView Products and QuickBird Products, directly or indirectly through resellers, within the Territory (as set forth in the table above); (ii) a non-exclusive and non-transferable right and license to use in unaltered form the DigitalGlobe trademarks, service marks or marketing logos solely to promote the Products, provided Partner obtains DigitalGlobe’s prior written approval for each such usage.
b. Limitations. Except as expressly permitted under this Agreement, Partner will not, and will not permit third-parties to, (i) copy or reproduce in any manner the WorldView Products or QuickBird Products or any portion thereof, (ii) decompile, disassemble or reverse engineer the WorldView Products or QuickBird Products (iii) translate, modify, adapt, enhance, or create derivative works of the WorldView Products or QuickBird Products, or (iv) use the WorldView Products or QuickBird Products in a service bureau, time sharing, or facilities management arrangement or otherwise use the WorldView Products or QuickBird Products to provide products or services to third-parties.
3.	Distribution Partner’s Rights and Obligations.
a. End User License Agreement. Partner will ensure that a EULA in electronic or hard copy form accompanies each WorldView Product or QuickBird Product distributed by Partner. In addition, Partner shall perform any other actions reasonably requested by DigitalGlobe to assure adequate protection of DigitalGlobe’s interests in its intellectual property rights contained in the Products. Partner will ensure that the terms and conditions of the EULA are made available to and accepted by all End Users prior to delivery of the WorldView Products or QuickBird Products. Partner will, at its own expense, carry out
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

any localization and translation of the EULA at its own cost and agrees to deliver the proposed localized EULA to DigitalGlobe for approval prior to use.
b. Warranty Services. Partner agrees to provide End Users within the Territory with the warranty services for the WorldView Products and QuickBird Products contemplated under the EULA in a timely and professional manner.
c. End User Prices. Partner will establish its prices and discounts for the WorldView Products and QuickBird Products and related services. Partner will be solely responsible for obtaining payment from its End Users. Delays or failures in obtaining such payments will not affect Partner’s obligation to make payments to DigitalGlobe.
d. Marketing and Sales Support. Partner agrees to use its reasonable efforts to promote and market the WorldView Products and QuickBird Products and in any event agrees to devote at least the same level of resources to marketing the WorldView Products and QuickBird Products as it devotes to the other products that it markets.
e. Records and Reports. Partner agrees to maintain accurate records of its marketing and service activities under this Agreement, including a current list of its End Users, and for each End User, executed copies of a EULA or other binding contractual document incorporating the terms and conditions specified in Section 4.a. of this Exhibit. Within [***Redacted***] after the end of each calendar quarter, Partner agrees to provide DigitalGlobe with a quarterly report that shows the actual orders for Products obtained during the quarter then-ended and a calculation of the Royalties payable under this Agreement. Each report will specify (i) a description of each scene used; and (ii) the total applicable royalties. If no royalties are owed for any quarter, such fact shall be stated. Partner shall confer from time to time, at the request of DigitalGlobe, on matters relating to market conditions, revenue forecasting, and product planning.
f. Monitoring and Reporting. Partner shall co-operate fully and in good faith with DigitalGlobe during the term of this Agreement for the purpose of securing and preserving DigitalGlobe’s and its licensors’ intellectual property rights in and to the DigitalGlobe Products. Partner shall monitor and keep reasonable watch during the term of this Agreement for any products and activities in the Territory which may violate the provisions of any EULA applicable under this Agreement. Upon discovery of any such violation, suspected, threatened or actual, Partner shall promptly deliver to DigitalGlobe notice of the pertinent facts known to Partner relating to suspected, threatened or actual infringement. The Parties shall co-operate with each other with respect to any proceeding or any other actions taken in respect of third party violators of the EULA provisions and keep the other party promptly and fully advised with respect thereto. Partner understands that DigitalGlobe is a third party beneficiary of the EULAs and may enforce adherence to its terms.
g. DigitalGlobe Products. DigitalGlobe reserves the right to discontinue developing, producing, licensing, or distributing any of the WorldView Products or QuickBird Products and to modify, replace, or add additional products at its discretion at any time, with prior written notice to Partner.
4.	Orders and Delivery.
a. Placement of Orders by Partner. Partner will place orders for WorldView Products and QuickBird Products in writing with DigitalGlobe at the address specified by DigitalGlobe from time to. Each order will contain the full name and address of the End User and the intended use of the
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

DigitalGlobe Product. DigitalGlobe may accept or reject any order, at DigitalGlobe’s sole discretion. Further, DigitalGlobe may, at its option, cancel any accepted order or delay shipment of WorldView Products or QuickBird Products that have been ordered, if required to do so by operation of any law, or if Partner is delinquent in any payments to DigitalGlobe or otherwise in breach of the Agreement. If DigitalGlobe rejects or cancels any order, DigitalGlobe shall give notice to Partner in writing within [***Redacted***] from such rejection or cancellation. Any order that DigitalGlobe may accept will be subject solely to the terms and conditions of this Agreement and any additional or inconsistent terms contained in Partner’s order will not be binding on DigitalGlobe, and are hereby objected to unless specifically agreed to in writing by DigitalGlobe.
          (i) Shipment. DigitalGlobe will use its reasonable efforts to ship or otherwise provide the WorldView Products and QuickBird Products in accordance with its order confirmation, subject to delays beyond DigitalGlobe’s reasonable control.
          (ii) International Shipments. For International shipments, WorldView Products and QuickBird Products are to be shipped in accordance with INCOTERMS 2000, which are incorporated herein and made a part hereof by reference. DigitalGlobe Products will be shipped Free Carrier (FCA) Longmont, Colorado, by Partner’s carrier to the named destination address provided by Partner. DigitalGlobe will use its reasonable efforts to ship or otherwise provide the WorldView Products and QuickBird Products in accordance with its order confirmation, subject to delays beyond DigitalGlobe’s reasonable control.
          (iii) Costs. Partner will pay or reimburse DigitalGlobe for all insurance, brokerage, handling, transportation and other costs that DigitalGlobe may incur in delivering the WorldView Products and QuickBird Products to Partner from DigitalGlobe’s distribution center (“Reimbursable Costs”). DigitalGlobe will separately identify all Reimbursable Costs in its order confirmation or invoice issued to Partner.
          (iv) Importation. Partner will (i) obtain all licenses required to import the WorldView Products and QuickBird Products into the Territory, (ii) clear the WorldView Products and QuickBird Products through local customs promptly upon their arrival at the Territory, and (iii) pay all customs, duties and other charges assessed on such importations in the Territory, if applicable.
          (v) Domestic Shipments. For shipments within the United States, DigitalGlobe will deliver the DigitalGlobe Products F.O.B Longmont, Colorado.
5.	Price and Payment.
a. WorldView Products and QuickBird Products. For each order submitted by Partner and accepted by DigitalGlobe for DigitalGlobe Products, Partner will pay DigitalGlobe the price listed on DigitalGlobe’s suggested Asian price list as may be in effect from time to time.
b. Payment. Payment for licensed DigitalGlobe Products will be due [***Redacted***] after delivery of the WorldView Product or QuickBird Product (subject to the payment terms described in Exhibit H). Partner will pay all amounts due to DigitalGlobe pursuant to the Agreement in U.S. Dollars by check drawn on a U.S. bank approved by DigitalGlobe delivered at DigitalGlobe’s offices at the address on the front page of this Agreement directed to the attention of Controller, or wire transfer to DigitalGlobe Services Inc., [***Redacted***] or such other bank account that DigitalGlobe may designate. Partner will bear all related bank charges. Any late payment will accrue interest at the lesser
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

of (i) 18% per annum or (ii) the maximum interest allowable under applicable law. Partner will pay any late payment charge upon remitting the principal amount to DigitalGlobe.
c. Changes. DigitalGlobe may change its List Prices for the WorldView Products or QuickBird Products at any time, subject to any written binding commitment that DigitalGlobe has made to Partner. DigitalGlobe shall provide written notice to Partner of any change to its List Prices. Changes in the List Prices shall not affect orders placed by Partner and accepted by DigitalGlobe prior to publication or announcement of the revised pricing.
6.	Marks.
a. Ownership. All trademarks, service marks, trade names, logos, Internet domain names, or other words or symbols identifying the WorldView Products and QuickBird Products or the respective party’s business (the “Marks”) are and will remain the exclusive property of that party, whether or not specifically recognized or perfected under the laws of the Territory. Pursuant to the license grants set forth in Section 7 of this Agreement, Partner will not acquire any right in the Marks, except the limited use rights specified in Section 2. Partner will not register, directly or indirectly, any trademark, service mark, trade name, company name, Internet domain name, or other proprietary or commercial right that is identical or confusingly similar to the Marks or that constitute translations thereof into the language(s) spoken within the Territory. Upon DigitalGlobe’s request, and at its expense, DigitalGlobe will execute the instruments that may be appropriate to register, maintain, or renew the registration of the Marks in the DigitalGlobe’s name within the Territory.
b. Trademark Restrictions. DigitalGlobe may terminate the trademark license granted herein if, in its reasonable discretion, the Partner’s use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within 10 days of notice of breach; alternatively, instead of terminating the license in total, DigitalGlobe may specify that certain Partner uses may not contain the Marks. Title to and ownership of the owner’s Marks shall remain solely with DigitalGlobe. Partner shall use the Marks exactly in the form provided and in conformance with any trademark usage policies. Partner shall not take any action inconsistent with DigitalGlobe’s ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in DigitalGlobe.
c. Use. Partner will use the Marks exclusively to advertise and promote the WorldView Products and QuickBird Products, and with respect to Partner, such advertising and promotion activities shall remain exclusively within the Territory. All representations of DigitalGlobe’s Marks that the Partner intends to use shall be exact copies of those used by DigitalGlobe or shall first be submitted to DigitalGlobe for approval (which shall not be unreasonably withheld) of design, color, quality, presentation and other details. Once DigitalGlobe grants its approval, DigitalGlobe shall not unreasonably withdraw its approval, and Partner will not be obligated to seek further approval for substantially similar uses of the Mark. In addition, licensee shall fully comply with all reasonable guidelines, if any, communicated by DigitalGlobe concerning the use of DigitalGlobe’s Marks and Partner will not use the Marks in any manner that is misleading
d. Infringement. Partner will immediately notify DigitalGlobe if it learns (i) of any potential infringement of the Marks by a third-party or (ii) that the use of the Marks within the Territory may infringe the proprietary rights of a third-party. DigitalGlobe will determine the steps to be taken under these circumstances. Partner will (i) provide DigitalGlobe with the assistance that DigitalGlobe may reasonably request at DigitalGlobe’s expense and (ii) take no steps on its own with respect to the Marks without the DigitalGlobe’s prior approval.
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DigitalGlobe Proprietary and Confidential

7.	Margin Requirements.
a. Pursuant to the terms of this Section 7, DigitalGlobe shall maintain Margins (as defined below) of at least the following levels:

(i)	Year ending December 31, 2004:	[***Redacted***]

(ii)	Year ending December 31, 2005:	[***Redacted***]

(iii)	Year ending December 31, 2006:	[***Redacted***]
b. For purposes of this Section 7, “Margin” is be defined as the sum of the following:
(i)	An amount equal to [***Redacted***] of all Partner and Partner reseller sales of QuickBird Product into the Partner’s Non-Exclusive Territories (as identified in the table above). QuickBird Product sales by DigitalGlobe Asia are not included in this calculation, but are covered by Section 7.b.(iv) below;

(ii)	Amounts earned by Partner from DigitalGlobe as set forth herein;

(iii)	SOO contract amounts earned by Partner under the SOO Agreements; and

(iv)	Amounts earned by Partner from DigitalGlobe Asia’s sales of QuickBird Products.
c. In any year identified in Section 7.a. above, during which Partner has not realized margins equal to or greater than the applicable Margin and no force majeure has occurred, DigitalGlobe shall present payment an amount equal to the difference between the amounts paid to Partner in the applicable year and the applicable Margin identified in Section 7.a. above within [***Redacted***] of receipt of notice above. This payment will satisfy DigitalGlobe’s obligations for the applicable year under this Section 7.
8.	Disbursement Agent. Partner may use its subsidiary company as a disbursement agent of Partner in accordance with the terms and conditions of this Agreement. If Partner uses its subsidiary company as a disbursement agent of Partner and so advises DigitalGlobe in writing, DigitalGlobe shall issue its invoices to the disbursement agent, and the disbursement agent shall make payments to DigitalGlobe in accordance with this Agreement.
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DigitalGlobe Proprietary and Confidential

EXHIBIT E-1
DigitalGlobe, Inc.
Commercial
End User License Agreement
DigitalGlobe, Inc. (“DigitalGlobe”) grants End User a limited, non-transferable, non-exclusive license to use the DigitalGlobe® products and authorized third party products (the “Product”) and a limited right to develop Derived Works as defined below. In the event that this License is inconsistent with any license included with the Product in electronic form or in any “shrink-wrap” form delivered with the Product, this License shall govern.
1.	Authorized End Users. This License applies to multiple users within multiple organizations at multiple locations located within a single country identified at the time of ordering. For the purposes of this License, the European Union is treated as a single country.

2.	License Acceptance. The End User may accept and agree to the terms of this License by doing any one of the following: (a) breaking the seal on any package containing the Product; (b) accepting, in whole or in part, a quotation describing the Product by any means (including the use of End User’s purchase order, whether or not that purchase order contains inconsistent terms and conditions); (c) installing or manipulating the Product on any computer hardware; (d) damaging or destroying the Product; or (e) retaining the Product for more than 15 days following receipt.

3.	License Granted And Permitted Uses. By accepting the terms of this License, the End User may use the Product at its facilities within its country of residence and:
i.	Make an unlimited number of copies for the internal use of the End User;

ii.	Modify the Product or use the Product through manipulation techniques and/or the addition of other data and make copies of the resulting product for End User’s internal use only (“Derived Works”). Derived Works that End User or its contractors may create that allow access to the Product’s pixels and/or metadata are subject to this License and End User acknowledges, and will require its employees, contractors and agents to acknowledge that DigitalGlobe and/or its licensors will own all rights in any copy, translation, modification or adaptation of such a Derived Work;

iii.	Provide the Product to contractors for the development of a Derived Work for the internal use of the End User only;

iv.	Release hardcopy prints on a limited non-commercial basis, provided that the proper copyright is conspicuously marked;

v.	Publish on a non-commercial basis in research reports or similar publications with the express, written consent of DigitalGlobe, provided that the proper copyright is conspicuously marked;

vi.	Post the Product and Derived Works to Internet web sites provided that: (a) the Product or Derived Works are in a secure format that allows only printing and viewing at no better than ten-meter resolution and prohibits manipulating the Product’s pixels or metadata; (b) the Derived Works are for non-commercial use; and (c) the proper copyright as set forth in 4.iii. is conspicuously marked;

vii.	Share the Product with multiple users engaged in a Joint Project who agree to be bound by the terms of this License (“Affiliated Entities”). “Joint Project” means cooperation
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E1-1

between a licensed End User and any corporation or government agency. The Product and any Derived Works produced from the Product may be used for the purposes of the Joint Project only, and may not be retained by the Affiliated Entities after completion of the Joint Project.
4.	Prohibited Uses. End User may NOT do any of the following:
i.	Copy or reproduce (even if merged with other materials), create derived works, display or disclose, other than as consistent with the Permitted Uses;

ii.	Sell, license, rent, sublicense, transfer, disclose, reverse engineer, disassemble, decompile or adapt the Product or use it in any manner not expressly authorized by this License;

iii.	Alter or remove any copyright notice or proprietary legend contained in or on the Product. End User agrees that any embodiment of the Product permitted under this License will contain the following notice: “Includes material © [year] DigitalGlobe, Inc. All Rights Reserved.”
5.	Ownership. The Product is licensed, not sold, and End User agrees that the Product and all intellectual property and proprietary rights therein are owned by DigitalGlobe and/or its licensors. DigitalGlobe and/or its licensors reserve all right, title and interest in and to the Product not expressly granted to End User herein. There are no implied licenses under this License, and all rights not expressly granted are reserved by DigitalGlobe and/or its licensors.

6.	Limitations and Disclaimer of Warranty. DigitalGlobe provides a limited warranty for thirty (30) days from the date of delivery that the Product delivered will meet the applicable DigitalGlobe product specification (“Limited Warranty”). DigitalGlobe’s sole liability shall be to replace the Product if the End User returns the Product to DigitalGlobe within 30 days of delivery. WITH THE EXCEPTION OF THE PRECEDING LIMITED WARRANTY, THE PRODUCT IS PROVIDED WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED. DIGITALGLOBE DOES NOT WARRANT THAT THE PRODUCT WILL MEET THE END USER’S NEEDS OR EXPECTATIONS, OR THAT OPERATIONS OF THE PRODUCT WILL BE ERROR FREE OR UNINTERRUPTED. NO INFORMATION PROVIDED BY DIGITALGLOBE OR ITS AGENTS, EMPLOYEES, OR ITS RESELLERS OR DISTRIBUTORS SHALL CREATE A WARRANTY, OR IN ANY WAY INCREASE THE SCOPE OF THIS LIMITED WARRANTY, AND THE END USER IS NOT ENTITLED TO RELY ON ANY SUCH INFORMATION.

7.	No Consequential Damages. IN NO EVENT SHALL DIGITALGLOBE BE LIABLE FOR ANY CLAIM OR LOSS INCURRED BY THE END USER, INCLUDING WITHOUT LIMITATION, COMPENSATORY, INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR OTHER NONCOMPENSATORY DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OF LIABILITY FOR PERSONAL INJURY, OR OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THIS LIMITATION MAY NOT APPLY TO END USER. In no event shall DigitalGlobe’s cumulative liability for any loss or damage to End User (other than as may be required by applicable law in cases involving personal injury) exceed the value of this License. The foregoing limitations will apply even if the above-stated remedy fails of its essential purpose.
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8.	Miscellaneous.
i.	In consideration for the rights granted under this License, End User agrees to be bound to the terms herein and agrees that this License shall govern the rights and obligations of the Parties with regard to the Products. No waiver or modification of this License will be valid unless signed by DigitalGlobe and End User. If any provision is determined to be invalid or unenforceable, the remaining provisions of this License Agreement shall continue to be valid and enforceable. Neither this license nor any of the rights granted by it may be assigned or transferred by the End User without the prior written consent of DigitalGlobe. This restriction on assignments or transfers shall apply to assignments or transfers by operation of law, as well as by contract, merger or consolidation. Any attempted assignment or transfer in violation of the foregoing will be void.

ii.	The End User shall be responsible for obtaining any and all required governmental authorizations, including but not limited to any export or import licenses, and foreign exchange permits.

iii.	This Agreement shall be governed by the laws of the State of Colorado. The United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

E1-3

Exhibit F
Space Equipment
QuickBird Satellite
DigitalGlobe currently operates the QuickBird satellite, which collects panchromatic imagery and 4-band multispectral imagery at spatial resolutions of 0.61 m and 2.44 m at nadir, respectively.  QuickBird has an orbit altitude of 450 km, a swath width of 16.5 km at nadir, and downlinks data at 320 Mbps in X-band.
WorldView 1 Satellite
DigitalGlobe is currently building the WorldView-1 satellite, with a planned launch in 2005/06.  The WorldView-1 satellite will have one of two possible designs:
•	panchromatic sensor collecting imagery at 0.45 m spatial resolution at nadir, with a swath width of 16.0 km at nadir, and an orbit altitude of 450 km.

•	panchromatic and 8-band multispectral sensors collecting imagery at 0.46 m and 1.85 m spatial resolutions at nadir, respectively, with a swath width of 16.4 km at nadir, and an orbit altitude of 770 km.
The WorldView-1 satellite is expected to downlink data at 800 Mbps in X-band.
WorldView 2 Satellite
DigitalGlobe is planning to launch the WorldView-2 satellite in 2007/08 timeframe. The WorldView-2 satellite is expected to collect panchromatic and 8-band multispectral imagery at 0.46 m and 1.85 m spatial resolutions at nadir, respectively, with a planned swath width of 16.4 km, at nadir, and a planned orbit altitude of 770 km. The WorldView-2 satellite is expected to downlink data at 800 Mbps in X-band.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

F-1

Exhibit G
Allocation of Minimum Commitment
Access Fees and Minimum Distribution Fees for QuickBird Data, QuickBird Products, WorldView Data, WorldView Products and Access Time shall be allocated as follows:

One Year Period (beginning April 1 of such year)	Amount

2005	[***Redacted***]

2006	[***Redacted***] (if the [***Redacted***] is selected by [***Redacted***] under its NextView Agreement with DigitalGlobe for the WorldView 1 Satellite.)

[***Redacted***] (if the [***Redacted***] is selected by [***Redacted***] under its NextView Agreement with DigitalGlobe for the WorldView 1 Satellite.)

2007	[***Redacted***]

Each year from 2008 to 2013, inclusive	[***Redacted***] (“Access Fees”)

[***Redacted***] (“Minimum Distribution Fees”)
Access Fees are royalties for WorldView Data direct downlinked from the WorldView 2 Satellite. Distribution Fees are royalties for QuickBird Data, QuickBird Products, WorldView Data and WorldView Products distributed by DigitalGlobe.
If Partner’s allocation to [***Redacted***] changes, the Parties will in good faith negotiate an adjustment to the amounts listed above, provided, that a reduction in any Access Fees shall result in a reduction of the Access Time.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

G- 1

Exhibit H
Payments
For each twelve month period from April 1, 2006 to March 31, 2013 (each a “One Year Period”), Partner shall make payments to DigitalGlobe during each of the four consecutive three month periods beginning on the first day of such One Year Period (respectively, “Quarter 1”, “Quarter 2”, “Quarter 3” and “Quarter 4”, and any of the foregoing a “Quarter”) as follows:
1.	2006-2007. For each One Year Period from April 1, 2006 to March 31, 2007, Partner shall make payments to DigitalGlobe during each Quarter thereof as follows:
1.1.	Quarters 1-3.
1.1.1.	No later than the [***Redacted***] of each of Quarter 1, Quarter 2 and Quarter 3, Partner shall pay to DigitalGlobe (a) [***Redacted***] if the [***Redacted***] is selected by [***Redacted***] under its NextView Agreement with DigitalGlobe for the WorldView 1 Satellite, or (b) [***Redacted***] if the [***Redacted***] is selected by [***Redacted***] under its NextView Agreement with DigitalGlobe for the WorldView 1 Satellite.

1.1.2.	No later than [***Redacted***] after the end of such Quarter, Partner shall pay to DigitalGlobe an amount equal to the Carry Forward Amount for that Quarter, provided, however, that if the Carry Forward Amount for any such Quarter equals zero or is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 1.1.2.
1.2.	Quarter 4.
1.2.1.	No later than the first day of Quarter 4, Partner shall pay to DigitalGlobe
(a) if the [***Redacted***] is selected by [***Redacted***] under its NextView Agreement with DigitalGlobe for the WorldView 1 Satellite, the difference (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 1.1. during the same [***Redacted***] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 1.2.1.; or
(b) if the [***Redacted***] is selected by [***Redacted***] under its NextView Agreement with DigitalGlobe for the WorldView 1 Satellite, the difference (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 1.1. during the same [***Redacted***] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 1.2.1.
1.2.2.	No later than [***Redacted***] after the end of Quarter 4, Partner shall pay to DigitalGlobe the difference between (i) the sum of the actual sales amounts made by Partner during the [***Redacted***] Period, minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to this Section
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

1. during the same [***Redacted***] Period, provided that if such difference is a negative number, then no amount shall be payable by Partner pursuant to this Section 1.2.2.
2.	2007-2008. For each One Year Period from April 1, 2007 to March 31, 2008, Partner shall make payments to DigitalGlobe during each Quarter thereof as follows:
2.1.	Quarters 1-3.
2.1.1.	No later than the [***Redacted***] of each of Quarter 1, Quarter 2 and Quarter 3, Partner shall pay to DigitalGlobe [***Redacted***].

2.1.2.	No later than [***Redacted***] after the end of such Quarter, Partner shall pay to DigitalGlobe an amount equal to the Carry Forward Amount for that Quarter, provided, however, that if the Carry Forward Amount for any such Quarter equals zero or is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 2.1.2.
2.2.	Quarter 4.
2.2.1.	No later than the [***Redacted***] of Quarter 4, Partner shall pay to DigitalGlobe an amount equal to the difference of (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 2.1. during the same [***Redacted***] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 2.2.1.

2.2.2.	No later than [***Redacted***] after the end of Quarter 4, Partner shall pay to DigitalGlobe the difference between (i) the sum of the actual sales amounts made by Partner during the [***Redacted***] Period, minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to this Section 2. during the same [***Redacted***] Period, provided that if such difference is a negative number, then no amount shall be payable by Partner pursuant to this Section 2.2.2.
3.	2008-2013. For each One Year Period from April 1, 2008 to March 31, 2013, Partner shall make payments to DigitalGlobe during each Quarter thereof as follows:
3.1.	Quarters 1-3.
3.1.1.	No later than the [***Redacted***] of each of Quarter 1, Quarter 2 and Quarter 3, Partner shall pay to DigitalGlobe [***Redacted***].

3.1.2.	No later than [***Redacted***] after the end of such Quarter, Partner shall pay to DigitalGlobe an amount equal to the Carry Forward Amount for that Quarter, provided, however, that if the Carry Forward Amount for any such Quarter equals zero or is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 3.1.2.
3.2.	Quarter 4.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

3.2.1.	No later than the [***Redacted***] of Quarter 4, Partner shall pay to DigitalGlobe an amount equal to the difference of (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 3.1. during the same [***Redacted***] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 3.2.1.

3.2.2.	No later than [***Redacted***] after the end of Quarter 4, Partner shall pay to DigitalGlobe the difference between (i) the sum of the actual sales amounts made by Partner during the [***Redacted***] Period, minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to this Section 3. during the same [***Redacted***] Period, provided that if such difference is a negative number, then no amount shall be payable by Partner pursuant to this Section 3.2.2.
The term “Carry Forward Amount” for any particular Quarter shall mean the difference between (a) the sum of all actual sales amounts made by Partner pursuant to this Agreement during that Quarter plus any previous Quarter(s) within such [***Redacted***] Period, minus (b) the sum of all amounts previously payable from Partner to DigitalGlobe during that [***Redacted***] Period. The Carry Forward for any Quarter shall be calculated as of the last day of such Quarter, and may be either a positive or negative number.
DATA RECEPTION AND DISTRIBUTION AGREEMENT
DigitalGlobe Proprietary and Confidential

Amendment #1 to
“DATA RECEPTION AND DISTRIBUTION AGREEMENT”
Between DigitalGlobe and Hitachi Software Engineering
This Amendment (hereinafter, the “Amendment”) made this 28 day of December, 2005, by and between DigitalGlobe Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503 (“DigitalGlobe”) and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7 Higashi-Shinagawa-Ku, Tokyo, 140-0002, Japan (“Partner”).
WHEREAS, DigitalGlobe and Partner have previously entered into a “DATA RECEPTION AND DISTRIBUTION AGREEMENT”, effective as of September 15, 2005 (the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1. Section 3.1.2. of the Agreement is hereby deleted in its entirety and replaced by the following:
     3.1.2. Basic Access Time. In consideration of Partner’s Agreement to pay the [***Redacted***] annual Access Fee described in Section 2 of this Amendment, DigitalGlobe shall make available to Partner [***Redacted***] per month of Access Time on its WorldView 2 Satellite to allow [***Redacted***] to task, collect and downlink imagery within the ROI, provided that [***Redacted***] of such [***Redacted***] per month shall be available for [***Redacted***] to task imagery outside the ROI (“Access Time”).
2. Section 3.1.3 of the Agreement is hereby amended by deleting the language in parenthesis after [***Redacted***] in the first sentence and replacing it with ([***Redacted***]).
3. Section 5.1 of the Agreement is hereby deleted in its entirety and replaced by the following:
     5.1. Partner shall pay DigitalGlobe Minimum Fees, comprised of Access Fees and Minimum Distribution Fees (as defined in Exhibit G to this Amendment) for the Access Rights and QuickBird and WorldView Products as follows:
     5.1.1. Partner shall pay Minimum Fees to DigitalGlobe as follows (in the aggregate [***Redacted***], subject to the adjustments set forth below):
     5.1.1.1. [***Redacted***] per year in the aggregate (to be allocated as set forth in Exhibit G to this Amendment) for each of the five years during the period of April 1,

2008 to March 31, 2014, payable as set forth in Exhibit H to this Amendment.
     5.1.1.2. [***Redacted***] for the one year period from April 1, 2006 to March 31, 2007, payable as set forth in Exhibit H to this Amendment.
     5.1.1.3. [***Redacted***] for the one year period from April 1, 2007 to March 31, 2008, payable as set forth in Exhibit H to this Amendment; provided, however, that if no [***Redacted***] is available to Partner for any calendar month in such period, DigitalGlobe shall refund [***Redacted***] to Partner for each calendar month of such non-availability. If both parties agree that no [***Redacted***] will be available to Partner for any given calendar month in such period, DigitalGlobe shall reduce the amount stated in this sub- section above for such period by [***Redacted***] for each calendar month of non-availability.
     5.1.3. If DigitalGlobe agrees at any time to provide Additional Minutes requested by Partner in accordance with Section 3.1.4, then Partner shall pay DigitalGlobe an additional fee of [***Redacted***] per minute for Additional Minutes of Access Rights within the ROI and [***Redacted***] per minute for Additional Minutes of Access Rights outside the ROI.
     5.1.4. Partner commits to purchase at least [***Redacted***] of QuickBird Products in calendar year 2005 subject to the terms hereof.
     5.1.5. In consideration of DigitalGlobe providing services in support of the Partner’s [***Redacted***] proposal and for granting the distribution rights to Partner hereunder, upon execution of the Agreement, Partner has paid a one-time non-refundable agent fee of $5,000,000 for services rendered to Partner in support of Partner’s proposal to [***Redacted***] (the “Agent Fee”) and $5,000,000 (the “Distribution Rights Fee”) for granting the distribution rights to Partner hereunder. In the event of (i) a Launch Failure of the WorldView 2 Satellite, or (ii) Partner having not received no later than 30 May 2005 a written commitment from [***Redacted***] satisfactory to DigitalGlobe selecting the WorldView satellite as its next generation solution, then the Distribution Rights Fee shall be payable by DigitalGlobe to Partner as liquidated damages, and not as a refund or penalty. The Agent Fee shall not be refundable under any circumstances.
     5.1.6. If the Access Start Date is delayed beyond April 2008, Partner and DigitalGlobe shall negotiate in good faith to lower the payments that are scheduled to become due and payable to DigitalGlobe prior to full operational capacity of the WorldView 2 Satellite in accordance with Exhibit G to this Amendment.
     5.1.7. If [***Redacted***] increases the deal size in 2006, the parties shall negotiate in good faith to provide for commensurate compensation.
     5.1.8. The provisions of Sections 3 through 5 may be extended by mutual agreement of Partner and DigitalGlobe for another [***Redacted***] per year for subsequent years.

3. Section 18 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
     18. Term of Agreement. Subject to appropriate notification of the U.S. Government and receipt by DigitalGlobe of any requisite U.S. Government clearances, this Agreement shall commence on the date indicated on the first page, shall be effective upon satisfaction or waiver of all conditions precedent to the effectiveness hereof and shall extend until April 1, 2014 (“Initial Term”), as such Initial Term may be amended by mutual agreement of the parties pursuant to Section 5.1.8. hereof (the “Term”).
4. Exhibits G and H to the Agreement are hereby replaced with the new Exhibits G and H attached hereto.
5. All other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall govern.

IN WITNESS WHEREOF, the parties have executed this Amendment in duplicate as of the date written above.

DigitalGlobe, Inc.		Hitachi Software Engineering Co., Ltd.

By:	/s/ Bettina Eckerle	By:	/s/ Shigeru Kohno

Name:	Bettina Eckerle	Name:	Shigeru Kohno
Title:	General Counsel	Title:	Manager, Procurement Department

Exhibit G
Allocation of Minimum Commitment
Access Fees and Minimum Distribution Fees for QuickBird Data, QuickBird Products, WorldView Data, WorldView Products and Access Time shall be allocated as follows:

One Year Period (beginning April 1 of such year)	Amount

2005	[***Redacted***]

2006	[***Redacted***]

2007	[***Redacted***] If no [***Redacted***] sensor is available to Partner for any calendar month in such period, DigitalGlobe shall refund [***Redacted***] to Partner for each calendar month of such non-availability. If both parties agree that no [***Redacted***] will be available to Partner for any given calendar month in such period, DigitalGlobe shall reduce the amount stated in this sub- section above for such period by [***Redacted***] for each calendar month of non-availability.

Each year from 2008 to 2014, inclusive	[***Redacted***] (“Access Fees”)

[***Redacted***] (“Minimum Distribution Fees”)
Access Fees are royalties for WorldView Data directly downlinked from the WorldView 2 Satellite. Distribution Fees are royalties for QuickBird Data, QuickBird Products, WorldView Data and WorldView Products distributed by DigitalGlobe. The Minimum Distribution Fees for each of the years from 2008 to 2014 set forth above are minimum commitments per year. The actual Distribution Fees per year shall be equal to or exceed the Minimum Distribution Fees and shall be calculated in accordance with Exhibit E to the Agreement. If Partner’s allocation to [***Redacted***] changes, the Parties will in good faith negotiate an adjustment to the amounts listed above, provided, that a reduction in any Access Fees shall result in a reduction of the Access Time. In the case where the Access Start Date is delayed beyond April 2008, Access Fees and Minimum Distribution Fees above shall be subject to reduction, at minimum, [***Redacted***] per month from such delay.

Exhibit H
Payments
For each twelve month period from April 1, 2006 to March 31, 2014 (each a “One Year Period”), Partner shall make payments to DigitalGlobe during each of the four consecutive three month periods beginning on the first day of such One Year Period (respectively, “Quarter 1”, “Quarter 2”, “Quarter 3” and “Quarter 4”, and any of the foregoing a “Quarter”) as follows:
1. 2006-2007. For each One Year Period from April 1, 2006 to March 31, 2007, Partner shall make payments to DigitalGlobe during each Quarter thereof as follows:
     1.1. Quarters 1-3.
     1.1.1. No later than the [***Redacted***] of each of Quarter 1, Quarter 2 and Quarter 3, Partner shall pay to DigitalGlobe [***Redacted***].
     1.1.2. No later than [***Redacted***] after the end of such Quarter, Partner shall pay to DigitalGlobe an amount equal to the Carry Forward Amount for that Quarter, provided, however, that if the Carry Forward Amount for any such Quarter equals zero or is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 1.1.2.
     1.2. Quarter 4.
     1.2.1. No later than the [***Redacted***] of Quarter 4, Partner shall pay to DigitalGlobe the difference (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 1.1. during the same [One Year] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 1.2.1.
     1.2.2. No later than [***Redacted***] after the end of Quarter 4, Partner shall pay to DigitalGlobe the difference between (i) the sum of the actual sales amounts made by Partner during the [***Redacted***] Period, minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to this Section 1. during the same [One Year] Period, provided that if such difference is a negative number, then no amount shall be payable by Partner pursuant to this Section 1.2.2.
2. 2007-2008. For each One Year Period from April 1, 2007 to March 31, 2008, Partner shall make payments to DigitalGlobe during each Quarter thereof as follows:
     2.1. Quarters 1-3.
     2.1.1. No later than the [***Redacted***] of each of Quarter 1, Quarter 2 and Quarter 3, Partner shall pay to DigitalGlobe [***Redacted***], minus refund amount for the previous Quarter and/or reduced amount for this Quarter pursuant to Section 5.1.1.3.

     2.1.2. No later than [***Redacted***] after the end of such Quarter, Partner shall pay to DigitalGlobe an amount equal to the Carry Forward Amount for that Quarter, provided, however, that if the Carry Forward Amount for any such Quarter equals zero or is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 2.1.2.
     2.2. Quarter 4.
     2.2.1. No later than the [***Redacted***] of Quarter 4, Partner shall pay to DigitalGlobe an amount equal to the difference of (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 2.1, minus (iii) the sum of all refund amounts for the previous Quarter(s) and/or the sum of all reduced amounts pursuant to Section 5.1.1.3. during the same [***Redacted***] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 2.2.1.
     2.2.2. No later than [***Redacted***] after the end of Quarter 4, Partner shall pay to DigitalGlobe the difference between (i) the sum of the actual sales amounts made by Partner during the [***Redacted***] Period, minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to this Section 2, minus (iii) the sum of all refund amounts for the previous Quarter(s) and/or the sum of all reduced amounts pursuant to Section 5.1.1.3. during the same [***Redacted***] Period, provided that if such difference is a negative number, then no amount shall be payable by Partner pursuant to this Section 2.2.2.
3. 2008-2014. For each One Year Period from April 1, 2008 to March 31, 2014, Partner shall make payments to DigitalGlobe during each Quarter thereof as follows:
     3.1. Quarters 1-3.
     3.1.1. No later than the [***Redacted***] of each of Quarter 1, Quarter 2 and Quarter 3, Partner shall pay to DigitalGlobe [***Redacted***].
     3.1.2. No later than [***Redacted***] after the end of such Quarter, Partner shall pay to DigitalGlobe an amount equal to the Carry Forward Amount for that Quarter, provided, however, that if the Carry Forward Amount for any such Quarter equals zero or is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 3.1.2.
3.2. Quarter 4.
     3.2.1. No later than the [***Redacted***] of Quarter 4, Partner shall pay to DigitalGlobe an amount equal to the difference of (i) [***Redacted***], minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to Section 3.1. during the same [***Redacted***] Period; provided, however, that if such amount is a negative number, then no payment is due from Partner to DigitalGlobe for such Quarter pursuant to this Section 3.2.1.
     3.2.2. No later than [***Redacted***] after the end of Quarter 4, Partner shall pay to DigitalGlobe the difference between (i) the sum of the actual sales amounts made by Partner during the [***Redacted***] Period, minus (ii) the sum of all amounts previously payable by Partner to DigitalGlobe pursuant to this Section 3. during the same [***Redacted***] Period, provided that if such difference is a negative number, then no amount shall be payable by Partner pursuant to this Section 3.2.2.
4. The term “Carry Forward Amount” for any particular Quarter shall mean the difference between (a) the sum of all actual sales amounts made by Partner pursuant to this Agreement during that Quarter plus any previous Quarter(s) within such One Year Period, minus (b) the sum of all amounts previously payable from Partner to DigitalGlobe during that One Year Period. The Carry Forward for any Quarter shall be calculated as of the last day of such Quarter, and may be either a positive or negative number.

AMENDMENT NO. 2
TO
DATA RECEPTION AND DISTRIBUTION AGREEMENT
This Amendment No. 2 (“Amendment No. 2”) to the Data Reception and Distribution Agreement (the “Agreement”) dated January 28, 2005, by and between DigitalGlobe Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“DigitalGlobe”), located at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503 and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7-Higashi-Shinagawa, Shinagawa-Ku, Tokyo, 140-0002, Japan (“Partner”), is entered into by DigitalGlobe and Partner as of July 20, 2005.
DigitalGlobe and Partner hereby agree to amend the Agreement as follows:
1.	Section 5.1.1.1. is amended by replacing “20013” with “2013”.

2.	Section 5.1.2.1. is amended by replacing “20013” with “2013”.
All other terms and conditions of the Agreement not noted as changed herein remain in full force and effect.
This Amendment No. 2 is agreed to by DigitalGlobe and Vendor and is executed and agreed to be effective the last date written below as signified by the signatures and shall be a binding agreement.

Hitachi Software Engineering Co. Ltd.	DigitalGlobe, Inc.

/s/ Takatoshi Kodaira	/s/ Herbert F. Satterlee, III

Signature	Signature

Takatoshi Kodaira	Herbert F. Satterlee, III

Name	Name

Executive Officer General Manager
Satellite Imagery Div	CEO

Title	Title

20 July, ‘05	7/20/05

Date	Date

AMENDMENT 2
DATA RECEPTION AND DISTRIBUTION AGREEMENT
Between DigitalGlobe and Hitachi Software Engineering
This Amendment (“Amendment”) is made this ___day of June, 2006, by and between DigitalGlobe Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503 (“DigitalGlobe”) and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7 Higashi-Shinagawa-Ku, Tokyo, 140-0002, Japan (“Partner”).
WHEREAS, DigitalGlobe and Partner have previously entered into a DATA RECEPTION AND DISTRIBUTION AGREEMENT, effective as of September 15, 2005 (“Agreement”); and
WHEREAS, the parties desire to amend the Agreement in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1. Delete Exhibit E in its entirety and replace with the Exhibit E attached hereto and incorporated herein.
2.	Exhibit H to the Agreement is hereby amended by changing the payment date for each quarterly payment due thereunder to the [***Redacted***] of the respective quarter.
All other terms and conditions of the Agreement shall remain in full force and effect. .
IN WITNESS WHEREOF, the parties have executed this Amendment in duplicate as of the date written above.

DigitalGlobe, Inc.		Hitachi Software Engineering Co., Ltd.

By:	/s/ Bettina Eckerle	By:	/s/ Shigeru Kohno

Name:	Bettina Eckerle	Name:	Shigeru Kohno
Title:	General Counsel	Title:	Manager, Procurement Department
Date:	8/16/06	Date:	July 25, 2006

Exhibit E
Distribution Rights and License Terms/Royalties
TABLE 1
TERRITORIES
[***Redacted***]
TABLE 2
PRICE/DISCOUNT
     [***Redacted***]
TABLE 3
ROYALTIES
     [***Redacted***]
     Partner agrees that it will not promote, market, license, sublicense or distribute QuickBird Products in China without DigitalGlobe consent. Notwithstanding the foregoing, DigitalGlobe will not unreasonably withhold consent in the event Partner request for approval of distribution of Products in [***Redacted***] through DigitalGlobe’s then Master Reseller in [***Redacted***] (“Master Reseller [***Redacted***] Sales”). In that event, any royalty due from Master Reseller to Partner for Master Reseller [***Redacted***] Sales will be subject tonegotiations between Partner and Master Reseller, and the [***Redacted***] Royalty set forth in Table 3 (in the column Royalty due from DigitalGlobe to Partner for direct sales by DigitalGlobe or DigitalGlobe Asia in [***Redacted***]) shall not apply. DigitalGlobe shall not be obligated to pay Partner any royalties for Master Reseller China Sales.
     Partner agrees that it will not promote, market, license, sublicense or distribute QuickBird Products in the CIS Countries (as defined below).
1. Definitions.
a. “CIS Countries” means [***Redacted***].
b. “End User” means any third person licensed by DigitalGlobe, Partner or a Channel Partner to use, but not to further distribute the Products pursuant to this Agreement.
c. “End User License Agreement” or “EULA” means the contractual provisions substantially in the form and no less restrictive than the mandatory terms set forth in Exhibit E-1 of this Agreement, as modified by DigitalGlobe from time to time, together with such other terms and conditions that DigitalGlobe may require from time to time, which specifies the terms and conditions by which an End User may use the Products. The EULA will be in effect between Partner and its End User.
d. “Japanese Companies” means companies headquartered in Japan or entities which are more than 50% owned or controlled by a Japanese person, a joint venture 50% of which is owned by or which is controlled by a Japanese Company or Japanese Companies, and projects funded by the Japanese Government or a Japanese Company.
e. “Royalties” means any amounts payable by DigitalGlobe to Partner for sales of QuickBird Products by DigitalGlobe in the non-Exclusive Territory or China as set forth in Table 3 above.
2. Grant.
a. Appointment of Partner. Subject to the terms and conditions of the Agreement, DigitalGlobe grants and Partner accepts (i) an exclusive and non-exclusive right and license (as set forth in Table 1 above) to promote, market, license and distribute the WorldView Products and QuickBird Products, directly or indirectly through resellers, within the Territory (as set forth in Table 1 above); (ii) a non-exclusive and non-transferable right and license to use in unaltered form the DigitalGlobe trademarks, service marks or marketing logos solely to promote the Products, provided Partner obtains DigitalGlobe’s prior written approval for each such usage.
b. Limitations. Except as expressly permitted under this Agreement, Partner will not, and will not permit third-parties to, (i) copy or reproduce in any manner the WorldView Products or QuickBird Products or any portion thereof, (ii) decompile, disassemble or reverse engineer the WorldView Products or QuickBird Products (iii) translate, modify, adapt, enhance, or create derivative works of the WorldView Products or QuickBird Products, or (iv) use the WorldView Products or QuickBird Products in a service bureau, time sharing, or facilities management arrangement or otherwise use the WorldView Products or QuickBird Products to provide products or services to third-parties.
3. Distribution Partner’s Rights and Obligations.
a. End User License Agreement. Partner will ensure that a EULA in electronic or hard copy form accompanies each WorldView Product or QuickBird Product distributed by Partner. In addition, Partner shall perform any other actions reasonably requested by DigitalGlobe to assure adequate protection of DigitalGlobe’s interests in its intellectual property rights contained in the Products. Partner will ensure that the terms and conditions of the EULA are made available to and accepted by all End Users prior to delivery of the WorldView Products or QuickBird Products. Partner will, at its own expense, carry out any localization and translation of the EULA at its own cost and agrees to deliver the proposed localized EULA to DigitalGlobe for approval prior to use.
b. Warranty Services. Partner agrees to provide End Users within the Territory with the warranty services for the WorldView Products and QuickBird Products contemplated under the EULA in a timely and professional manner.
c. End User Prices. Partner will establish its prices and discounts for the WorldView Products and QuickBird Products and related services. Partner will be solely responsible for obtaining payment from its End Users. Delays or failures in obtaining such payments will not affect Partner’s obligation to make payments to DigitalGlobe.
d. Marketing and Sales Support. Partner agrees to use its reasonable efforts to promote and market the WorldView Products and QuickBird Products and in any event agrees to devote at least the same level of resources to marketing the WorldView Products and QuickBird Products as it devotes to the other products that it markets.

e. Records and Reports. Partner agrees to maintain accurate records of its marketing and service activities under this Agreement, including a current list of its End Users, and for each End User, executed copies of a EULA or other binding contractual document incorporating the terms and conditions specified in Section 4.a. of this Exhibit. Within [***Redacted***] after the end of each calendar month, Partner agrees to provide DigitalGlobe with a monthly report that shows the actual orders for Products obtained during the month then-ended and a calculation of the Royalties payable under this Agreement. Each report will specify (i) a description of each scene used; and (ii) the total applicable royalties. If no royalties are owed for any month, such fact shall be stated. Partner shall confer from time to time, at the request of DigitalGlobe, on matters relating to market conditions, revenue forecasting, and product planning.
f. Monitoring and Reporting. Partner shall co-operate fully and in good faith with DigitalGlobe during the term of this Agreement for the purpose of securing and preserving DigitalGlobe’s and its licensors’ intellectual property rights in and to the DigitalGlobe Products. Partner shall monitor and keep reasonable watch during the term of this Agreement for any products and activities in the Territory which may violate the provisions of any EULA applicable under this Agreement. Upon discovery of any such violation, suspected, threatened or actual, Partner shall promptly deliver to DigitalGlobe notice of the pertinent facts known to Partner relating to suspected, threatened or actual infringement. The Parties shall co-operate with each other with respect to any proceeding or any other actions taken in respect of third party violators of the EULA provisions and keep the other party promptly and fully advised with respect thereto. Partner understands that DigitalGlobe is a third party beneficiary of the EULAs and may enforce adherence to its terms.
g. DigitalGlobe Products. DigitalGlobe reserves the right to discontinue developing, producing, licensing, or distributing any of the WorldView Products or QuickBird Products and to modify, replace, or add additional products at its discretion at any time, with prior written notice to Partner.
4. Orders and Delivery.
a. Placement of Orders by Partner. Partner will place orders for WorldView Products and QuickBird Products in writing with DigitalGlobe at the address specified by DigitalGlobe from time to. Each order will contain the full name and address of the End User and the intended use of the DigitalGlobe Product. DigitalGlobe may accept or reject any order, at DigitalGlobe’s sole discretion. Further, DigitalGlobe may, at its option, cancel any accepted order or delay shipment of WorldView Products or QuickBird Products that have been ordered, if required to do so by operation of any law, or if Partner is delinquent in any payments to DigitalGlobe or otherwise in breach of the Agreement. If DigitalGlobe rejects or cancels any order, DigitalGlobe shall give notice to Partner in writing within [***Redacted***] from such rejection or cancellation. Any order that DigitalGlobe may accept will be subject solely to the terms and conditions of this Agreement and any additional or inconsistent terms contained in Partner’s order will not be binding on DigitalGlobe, and are hereby objected to unless specifically agreed to in writing by DigitalGlobe.
     (i) Shipment. DigitalGlobe will use its reasonable efforts to ship or otherwise provide the WorldView Products and QuickBird Products in accordance with its order confirmation, subject to delays beyond DigitalGlobe’s reasonable control.
     (ii) International Shipments. For International shipments, WorldView Products and QuickBird Products are to be shipped in accordance with INCOTERMS 2000, which are incorporated herein and made a part hereof by reference. DigitalGlobe Products will be shipped Free Carrier (FCA) Longmont, Colorado, by Partner’s carrier to the named destination address provided by Partner.

DigitalGlobe will use its reasonable efforts to ship or otherwise provide the WorldView Products and QuickBird Products in accordance with its order confirmation, subject to delays beyond DigitalGlobe’s reasonable control.
     (iii) Costs. Partner will pay or reimburse DigitalGlobe for all insurance, brokerage, handling, transportation and other costs that DigitalGlobe may incur in delivering the WorldView Products and QuickBird Products to Partner from DigitalGlobe’s distribution center (“Reimbursable Costs”). DigitalGlobe will separately identify all Reimbursable Costs in its order confirmation or invoice issued to Partner.
     (iv) Importation. Partner will (i) obtain all licenses required to import the WorldView Products and QuickBird Products into the Territory, (ii) clear the WorldView Products and QuickBird Products through local customs promptly upon their arrival at the Territory, and (iii) pay all customs, duties and other charges assessed on such importations in the Territory, if applicable.
     (v) Domestic Shipments. For shipments within the United States, DigitalGlobe will deliver the DigitalGlobe Products F.O.B. Longmont, Colorado.
5. Price and Payment; Royalty Payment.
a. WorldView Products and QuickBird Products. For each order submitted by Partner and accepted by DigitalGlobe for DigitalGlobe Products, Partner will pay DigitalGlobe the price listed on DigitalGlobe’s established Regional Price List as may be in effect from time to time. In the event that DigitalGlobe publishes a Suggested Retail Price for Partners Exclusive or Non-Exclusive Territories’, Partner will be obligated to pay the net amount equal to the Suggested Retail Price less the discount set forth in Table 2 as applicable.
b. Payment. Payment for licensed DigitalGlobe Products will be due 30 days after delivery of the WorldView Product or QuickBird Product (subject to the payment terms described in Exhibit H). Partner will pay all amounts due to DigitalGlobe pursuant to the Agreement in U.S. Dollars by check drawn on a U.S. bank approved by DigitalGlobe delivered at DigitalGlobe’s offices at the address on the front page of this Agreement directed to the attention of Controller, or wire transfer to DigitalGlobe Services Inc., [***Redacted***] or such other bank account that DigitalGlobe may designate. Partner will bear all related bank charges. Any late payment will accrue interest at the lesser of (i) 18% per annum or (ii) the maximum interest allowable under applicable law. Partner will pay any late payment charge upon remitting the principal amount to DigitalGlobe.
c. Changes. DigitalGlobe may change its Regional Pricing or Suggested Retail Price (List Price) for the WorldView Products or QuickBird Products at any time, subject to any written binding commitment that DigitalGlobe has made to Partner. DigitalGlobe shall provide written notice to Partner of any change to its List Prices. Changes in the List Prices shall not affect orders placed by Partner and accepted by DigitalGlobe prior to publication or announcement of the revised pricing.
d. Royalty Payments. DigitalGlobe shall pay Partner the Royalties payable hereunder for any calendar month within 30 days of the end of each calendar month.

6. Marks.
a. Ownership. All trademarks, service marks, trade names, logos, Internet domain names, or other words or symbols identifying the WorldView Products and QuickBird Products or the respective party’s business (the “Marks”) are and will remain the exclusive property of that party, whether or not specifically recognized or perfected under the laws of the Territory. Pursuant to the license grants set forth in Section 7 of this Agreement, Partner will not acquire any right in the Marks, except the limited use rights specified in Section 2. Partner will not register, directly or indirectly, any trademark, service mark, trade name, company name, Internet domain name, or other proprietary or commercial right that is identical or confusingly similar to the Marks or that constitute translations thereof into the language(s) spoken within the Territory. Upon DigitalGlobe’s request, and at its expense, DigitalGlobe will execute the instruments that may be appropriate to register, maintain, or renew the registration of the Marks in the DigitalGlobe’s name within the Territory.
b. Trademark Restrictions. DigitalGlobe may terminate the trademark license granted herein if, in its reasonable discretion, the Partner’s use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within 10 days of notice of breach; alternatively, instead of terminating the license in total, DigitalGlobe may specify that certain Partner uses may not contain the Marks. Title to and ownership of the owner’s Marks shall remain solely with DigitalGlobe. Partner shall use the Marks exactly in the form provided and in conformance with any trademark usage policies. Partner shall not take any action inconsistent with DigitalGlobe’s ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in DigitalGlobe.
c. Use. Partner will use the Marks exclusively to advertise and promote the WorldView Products and QuickBird Products, and with respect to Partner, such advertising and promotion activities shall remain exclusively within the Territory. All representations of DigitalGlobe’s Marks that the Partner intends to use shall be exact copies of those used by DigitalGlobe or shall first be submitted to DigitalGlobe for approval (which shall not be unreasonably withheld) of design, color, quality, presentation and other details. Once DigitalGlobe grants its approval, DigitalGlobe shall not unreasonably withdraw its approval, and Partner will not be obligated to seek further approval for substantially similar uses of the Mark. In addition, licensee shall fully comply with all reasonable guidelines, if any, communicated by DigitalGlobe concerning the use of DigitalGlobe’s Marks and Partner will not use the Marks in any manner that is misleading
d. Infringement. Partner will immediately notify DigitalGlobe if it learns (i) of any potential infringement of the Marks by a third-party or (ii) that the use of the Marks within the Territory may infringe the proprietary rights of a third-party. DigitalGlobe will determine the steps to be taken under these circumstances. Partner will (i) provide DigitalGlobe with the assistance that DigitalGlobe may reasonably request at DigitalGlobe’s expense and (ii) take no steps on its own with respect to the Marks without the DigitalGlobe’s prior approval.
7. Margin Requirements.
a. Pursuant to the terms of this Section 7, DigitalGlobe shall maintain a Margin (as defined below) of at least the following level:

Year ending December 31, 2006:	[***Redacted***]
b. For purposes of this Section 7, “Margin” is to be defined as the sum of the following:

(i) An amount equal to [***Redacted***] of all Partner and Partner reseller sales of QuickBird Product into the Partner’s Non-Exclusive Territories (as identified in Table 1 above).
(ii) Amounts of Royalties payable to Partner from DigitalGlobe for sales by DigitalGlobe as set forth in Table 3 ;
(iii) Amounts of Royalties payable to Partner from DigitalGlobe for sales by DigitalGlobe Asia as set forth in Table 3.
c. In any year identified in Section 7.a. above, during which Partner has not realized margins equal to or greater than the applicable Margin and no force majeure has occurred, DigitalGlobe shall present payment in an amount equal to the difference between the amounts paid to Partner in the applicable year and the applicable Margin identified in Section 7.a. above within [***Redacted***] of receipt of notice above. This payment will satisfy DigitalGlobe’s obligations for the applicable year under this Section 7.
d. Disbursement Agent. Partner may use its subsidiary company as a disbursement agent of Partner in accordance with the terms and conditions of this Agreement. If Partner uses its subsidiary company as a disbursement agent of Partner and so advises DigitalGlobe in writing, DigitalGlobe shall issue its invoices to the disbursement agent, and the disbursement agent shall make payments to DigitalGlobe in accordance with this Agreement.

Amendment No. 3
to the
Data Reception and Distribution Agreement Between
DigitalGlobe, Inc. and
Hitachi Software Engineering Co., Ltd.
This Amendment No. 3 (hereinafter, the “Amendment”) is made effective May 4, 2007, by and between DigitalGlobe, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503 (“DigitalGlobe”) and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7 Higashi-Shinagawa-Ku, Tokyo, 140-0002, Japan (“Hitachi”).
WHEREAS, DigitalGlobe and Partner have previously entered into a Data Reception and Distribution Agreement, which is effective as of September 15, 2005 (the “Agreement”); and
WHEREAS, the parties now desire to amend the Agreement as specified below.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
Section 5.2.1 of the Agreement is hereby deleted in its entirety and replaced by the following:
Failure to Receive Access Time. If during any quarter, the number of minutes of Access Time per month described in Section 3.1.2 is not provided to Partner because of the fault of DigitalGlobe (including material failure to provide access exclusively caused by a material defect in the DAF as provided by DigitalGlobe, as defined in the Direct Access Purchase Agreement between the parties) or an event of force majeure affecting DigitalGlobe (a “Shortfall”), Partner will receive, at DigitalGlobe’s election, upon consultation with [***Redacted***] (through Partner), either (A) a proportionate refund of the applicable Access Fee; or (B) an appropriate amount of additional Access Time, but in no event exceeding the Access Time lost by virtue of the Shortfall; provided that, in the event of the election of clause (B), such additional Access Time shall be utilized within a one year period from the month in which the Shortfall occurred as agreed upon by the parties. Notwithstanding anything else in this Agreement to the contrary, the foregoing shall constitute Partner’s sole and exclusive remedy for the failure of DigitalGlobe to provide the Access Time.
All other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall govern.

IN WITNESS WHEREOF, the parties have executed this Amendment in duplicate as of the date written above.

DigitalGlobe, Inc.		Hitachi Software Engineering Co., Ltd.

By: Name:	/s/ Bettina Eckerle Bettina Eckerle	By: Name:	/s/ Shigeru Kono Shigeru Kono
Title:	General Counsel	Title:	Manager, Procurement Dept.	.
Date:	July 24, 2007	Date:	July 19, 2007

Amendment No. 4
to the
Data Reception and Distribution Agreement
Between
Digital Globe, Inc. and
Hitachi Software Engineering Co., Ltd
This Amendment No. 4 (hereinafter the “Amendment”) is made effective January 10, 2008, by and between DigitalGlobe, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503 (“DigitalGlobe”) and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7 Higashi-Shinagawa-Ku, Tokyo, 140-0002, Japan (“Hitachi”). DigitalGlobe and Hitachi may be referred to in the singular as “Party” and in the plural as “Parties”.
Recitals:
Whereas, DigitalGlobe and Hitachi have previously entered into a Data Reception and Distribution Agreement effective September 15, 2005 (the “Agreement”) as modified by Amendment No. 1, dated December 28, 2005, Amendment No. 2, dated June 27, 2006, and Amendment No. 3, dated May 4, 2007; and
Whereas, Hitachi has non-exclusive rights to sell WorldView 1 in China; and
Whereas, in consideration of payment by DigitalGlobe of certain royalties, Hitachi agrees to not exercise its right to sell WorldView 1 Products in China; and
Now Therefore, in consideration of the promises and covenants set forth herein, the Parties agree to the following:
1.	Table 3 “ROYALTIES” of Exhibit E of Amendment No. 2 is deleted in its entirety and replaced with Exhibit E Table 3 “ROYALTIES” attached to this Amendment No. 4.

2.	The first sentence of the paragraph following Table 3 “ROYALTIES” starting on page E-2 of Amendment 2 is modified to include WorldView 1 as follows:

“Partner agrees that it will not promote, market, license, sublicense or distribute QuickBird or WorldView 1 Products in [***Redacted***] without DigitalGlobe consent.”
All other terms and conditions of the Agreement, including Amendments 1, 2 (other than as modified by this Amendment) and Amendment 3, are unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate as of the date written above.

DigitalGlobe, Inc.		Hitachi Software Engineering Co., Ltd

By: Name:	/s/ Marc Tremblay Marc Tremblay	By: Name:	/s/ Shigeru Kohno Shigeru Kohno
Title:	General Manger, CBU	Title:	General Manger
Date:	Jan 10, 2008	Date:	Jan 10, 2008

Exhibit E
Distribution Rights and License Terms/Royalties
TABLE 3
ROYALTIES
[***Redacted***]